      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999
                                                      REGISTRATION NO. 333-75137


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Pacific Softworks, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)



         California                       8980                   77-0390628
----------------------------    -------------------------   --------------------
(State or Other Jurisdiction        (Primary Standard         (I.R.S. Employer
      of Incorporation          Industrial Classification   Identification No.)
      or Organization)                Code Number)



                           703 Rancho Conejo Boulevard
                         Newbury Park, California 91320
                                 (805) 499-7722
                 ----------------------------------------------
          (Address and Telephone Number of Principal Executive Offices
                  and Address of Principal Place of Business or
                     Intended Principal Place of Business)


                                Glenn P. Russell
                      President and Chief Executive Officer
                             Pacific Softworks, Inc.
                           703 Rancho Conejo Boulevard
                         Newbury Park, California 91320
                                 (805) 499-7722

            (Name, Address and Telephone Number of Agent For Service)

                                 With Copies To:


Aaron A. Grunfeld, Esq.                            Gary A. Agron, Esq.
Marty B. Lorenzo, Esq.                             Law Offices of Gary A. Agron
Resch Polster Alpert & Berger LLP                  5445 DTC Parkway, Suite 520
10390 Santa Monica Boulevard, Fourth Floor         Englewood, Colorado 80111
Los Angeles, California 90025                      (303) 770-7254
(310) 277-8300



        Approximate date of commencement of proposed sale to the public:


        As soon as practicable following the date on which this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                             Proposed        Proposed
             Title of Each                                   Maximum          Maximum
               Class Of                        Amount        Offering        Aggregate         Amount Of
           Securities To Be                    To Be          Price           Offering       Registration
              Registered                    Registered(1)   Per Unit(2)        Price             Fee
--------------------------------------      -------------   -----------     -----------      ------------
Units, each comprising one share of
common stock and one warrant(3)(4)            1,092,500        $5.25        $ 5,735,625        $1,594.50
    (a) Common stock                          1,092,500           --                 --               --
    (b) Warrants to purchase
        common stock                          1,092,500           --                 --               --
    (c) Common Stock                          1,092,500        $7.50        $ 8,193,750        $2,277.86
Underwriter's option for the
purchase of units                             1 Warrant           --        $       100        $    1.00
Units, underlying underwriter's option
each comprising one share of
common stock and one warrant(4)(5)               95,000        $6.30        $   598,500        $  166.38
    (a) Common stock                             95,000           --                 --               --
    (b) Warrants to purchase common
        stock                                    95,000           --                 --               --
    (c) Common stock                             95,000        $7.50        $   712,500        $  198.08
Units, each comprising one share of
common stock and one warrant(4)(6)               80,000        $5.25        $   420,000        $  116.76
    (a) Common stock                             80,000           --                 --               --
    (b) Warrants to purchase
        common stock                             80,000           --                 --               --
    (c) Common stock                             80,000        $7.50        $   600,000        $  166.80
Common stock(7)                                 200,000        $5.25        $ 1,050,000        $  291.90
                                                                            -----------        ---------
Total                                                                       $17,310,475        $4,813.28
                                                                            ===========        =========

(1) Assumes the underwriter's over-allotment option is exercised in full.

(2) Estimated pursuant to Rule 457(o) under the Securities Act solely for the purpose of calculation of the registration fee.


(3) Includes 1,092,500 shares of common stock issuable upon exercise of the warrants.


(4) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of common stock are registered hereunder in the event that provisions preventing dilution are triggered, as provided in the warrants. No additional registration fee has been paid for these shares of common stock.

(5) Shares of common stock and warrants to purchase common stock included in the units issuable on exercise of the underwriter's option for the purchase of units.

(6) Shares of common stock and warrants to purchase common stock issuable on exercise of warrants to acquire 80,000 units and also includes 80,000 shares of common stock issuable upon exercise of the warrants.

(7) Shares of common stock registered on behalf of certain registering stockholders.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

                                EXPLANATORY NOTE

        This registration statement contains two prospectuses.


The first prospectus forming a part of this registration statement is to be used in connection with the underwritten public offering of 1,092,500 units, including 142,500 units subject to the underwriter's over-allotment option. Each unit consists of one share of common stock and one warrant. The first prospectus immediately follows this explanatory note.



        The second prospectus forming a part of this registration statement is to be used in connection with the resale by named stockholders of and consultants to Pacific Softworks of up to:



        - 80,000 units issuable upon exercise of their warrants to purchase units, and



        -  200,000 shares of common stock.


The second prospectus will consist of:

        - the cover page and inside cover page immediately following the first prospectus,


        - pages 1 through 62, other than the section entitled "Underwriting," and pages F-1 through F-16 of the first prospectus,



        -  pages SS-1 through SS-4,


        - page SS-2 which will appear in place of the section entitled "Underwriting," and

        - the back cover page, which immediately follows the inside back cover page of the first prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS                             Subject to completion, dated July 8, 1999




                                  950,000 UNITS


                         [PACIFIC SOFTWORKS, INC. LOGO]


                  CONSISTING OF 950,000 SHARES OF COMMON STOCK


                                       AND


                                950,000 WARRANTS



        This is our initial public offering of securities. We expect that the initial public offering price per unit will be between $5.00 and $5.50. Each unit consists of one share of common stock and one warrant. The common stock and warrants will trade separately. The public offering price may not reflect the market price of our securities after the offering.

        Each warrant allows its holder to purchase for a period of 24 months one share of common stock for $7.50. We have the right to redeem all outstanding warrants at $0.05 per warrant if the closing bid price of our common stock equals or exceeds $8.00 per share for 15 consecutive trading days.

        We expect to list our common stock and warrants on the Nasdaq SmallCap Market under the symbols "PASW" and "PASWW."



        By a separate prospectus concurrent with this offering, security holders who are not officers or directors will offer for sale up to 80,000 units and 200,000 shares of our common stock. We will not receive any proceeds from the sale of these securities.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We have granted the underwriter a 45-day option to purchase an additional 142,500 units from us at the initial public offering price less the underwriting discounts.



                                                                   Without Over-    With Over-
                                                        Per Unit     Allotment       Allotment
                                                        --------   -------------   -----------
Public offering price                                      $           $               $
Underwriting discounts                                     $           $               $
Proceeds to Pacific Softworks before expenses              $           $               $


        The underwriter is offering the units on a firm commitment basis and expects to deliver the units against payment in Los Angeles, California on ____________, 1999.


                              SPENCER EDWARDS, INC.
                                 JULY ___, 1999

                                TABLE OF CONTENTS


Prospectus Summary...............................................................    2
Risk Factors.....................................................................    5
You Should Not Rely On Our Forward-Looking Statements............................   15
Use Of Proceeds..................................................................   16
Dividend Policy..................................................................   17
Capitalization...................................................................   18
Dilution.........................................................................   19
Selected Consolidated Financial Data.............................................   20
Management's Discussion And Analysis Of Financial Condition And Results
    Of Operations................................................................   21
Business.........................................................................   29
Management.......................................................................   44
Certain Transactions.............................................................   50
Principal Stockholders...........................................................   51
Description Of Securities........................................................   52
Underwriting.....................................................................   57
Legal Matters....................................................................   59
Experts..........................................................................   59
Where You Can Find Additional Information........................................   59
Index To Consolidated Financial Statements.......................................   61



     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus in not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY


This summary highlights information from this prospectus and may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors and the consolidated financial statements.


OUR BUSINESS


Pacific Softworks develops and licenses software which enables Internet and Web-based communications. Our software products are embedded into systems and "information appliances" developed or manufactured by others. Information appliances are Internet-connected versions of everyday products. Information appliance manufacturers and software developers have included our products within the following applications and information appliances:



Applications                    Information Appliances
------------                    ----------------------
-  Office automation            -  Internet fax, copiers, laser printers, scanners
-  Medical                      -  Patient monitors, imaging systems
-  Multimedia                   -  DVD players, projectors, digital cameras
-  Industrial controls          -  Vending machines, traffic controls, scoring systems,
                                   security controls
-  Networking                   -  Routers, switches, network controls, cable modems
-  Set-top boxes                -  Set-top boxes, Internet TV
-  Wireless                     -  Telephones, personal digital assistants, pagers, electronic organizers
-  Navigation systems           -  Navigational controls, air traffic controls
-  Defense and aerospace        -  Engine controls, smart weapons
-  Satellite                    -  Satellite positioning, uplink and downlink of streaming video


        Rapid advances are enabling wired and wireless information appliances to assume many of the tasks now handled by personal computers. We believe that Web browsing enabled by embedded software in information appliances used by businesses and individuals will be a major market. International Data Corp. estimates that 94% of Internet access is now made through PCs. By 2002, that percentage is expected to decrease to 64% and the number of information appliances sold is expected to exceed the number of PCs sold.


        We have developed a new proprietary Internet browser for use within independent, "nonWindows(R)" information appliances. We expect to begin marketing the initial version of this browser, under the "FUSION WebPilot Micro Browser(TM)" name, during the fourth quarter of 1999. Our browser may be effectively placed in use without an operating system and does not require substantial amounts of memory. We believe that our browser may prove particularly attractive to manufacturers of information appliances who would rather give their products a proprietary or subjective "look and feel" than to be restricted by a browser which requires or depends on the "look and feel" of commercially available operating systems such as Windows(R).



        We have historically licensed our software for a one-time fee. Depending on the products and their use, this one-time fee typically ranged from $10,000 to $40,000. With the introduction of our new Internet and Web products later this year, we expect to change the way we price new products to include:

        -  a royalty for each product incorporating our new software, and



        -  a one-time initial license fee.



        Since 1992, we have licensed our products to over 400 companies around the world, including: Alcatel, AT&T/Lucent Technologies, America OnLine, Canon, Canal+, Cisco, Cocom, Bell Labs, Data General, Concurrent Technologies, Ericsson, General Instruments, Hughes, Honeywell, Hewlett Packard, Intel, Motorola, Newbridge, Nortel, Psion, Philips, Samsung, Siemens, ST Microsystems, Tandberg, Unisys and VLSI.


        Our executive offices are located at 703 Rancho Conejo Boulevard, Newbury Park, California 91320 and our telephone number is (805) 499-7722. Our Web site address is www.pacificsw.com. Information contained on our Web site does not constitute part of this prospectus.

THE OFFERING


Units offered:                    950,000, each consisting of one share of common stock and one warrant.

Warrant attributes:               Each warrant entitles the holder
                                  to purchase one share of common stock for
                                  $7.50 for the 24 months ending ___________,
                                  subject to our right to redeem warrants at
                                  $0.05 per warrant if the closing bid price of
                                  our common stock equals or exceeds $8.00 per
                                  share for 15 consecutive trading days.

Common stock to be
outstanding after the offering:   4,250,000 shares.

Use of proceeds:                  We estimate that we will receive net proceeds of about
                                  $4,140,000.  We expect to use net proceeds for:
                                    -  research and development of our Web products,
                                    -  enhancements to existing Internet and application
                                       products,
                                    -  marketing and sales,
                                    -  intellectual property protection,
                                    -  repayment of indebtedness, and
                                    -  other general corporate purposes including working
                                       capital.

Proposed Nasdaq SmallCap          Common stock:  PASW

Market symbols:                   Warrants:      PASWW



        In addition to 4,250,000 shares of common stock outstanding after the offering, Pacific Softworks may issue 950,000 shares of common stock on exercise of the warrants and 728,000 shares of common stock on exercise of currently outstanding options and other warrants.



        Concurrent with this offering we have also prepared a separate prospectus for security holders who are not officers or directors so that they may sell up to 80,000 units and 200,000 shares of common stock. We will not receive any proceeds from the sale of these securities. The security holders have agreed with the underwriter not to sell their securities for 13 months from the date of this prospectus without the prior written consent of the underwriter.

        Except where noted otherwise, all information in this prospectus, including share and per share information, assumes no exercise of the underwriter's over-allotment option.


                      SUMMARY CONSOLIDATED FINANCIAL DATA

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:


                                                                              Unaudited
                                                Year Ended               Three Months Ended
                                                December 31,                  March 31,
                                           -----------------------       -------------------
                                             1997           1998          1998         1999
                                           --------       --------       ------       ------
                                                   (In thousands except per share data)
Net revenue                                $  3,310       $  2,787       $  696       $  772
Gross profit                                  3,193          2,687          668          741
Selling, general and administrative           2,110          1,936          386          381
Research and development                        834            852          214          324
Depreciation and amortization                    64             59           15           13
Former officer's consulting and
administrative expense                          314            314           82           82
Loss from operations                           (129)          (474)         (29)         (59)
Net loss                                   $   (129)      $   (474)      $  (29)      $  (59)
                                           ========       ========       ======       ======
Net loss per share, basic and diluted      $  (0.04)      $  (0.14)      $(0.01)      $(0.02)
                                           ========       ========       ======       ======



The following table indicates a summary of our balance sheet as of December 31, 1998 and March 31, 1999. The column labeled "as adjusted" reflects our receipt of estimated net proceeds from the sale of 950,000 units at an assumed initial public offering price of $5.25 per unit, after deducting underwriting discounts and estimated expenses.


CONSOLIDATED BALANCE SHEET DATA:


                                                              Unaudited
                                                           March 31, 1999
                                     December 31,       ---------------------
                                        1998            Actual    As Adjusted
                                     ------------       ------    -----------
                                                          (in thousands)
Cash and cash equivalents...........     $224           $  461     $ 4,601
Working capital.....................      222              546       4,686
Total assets........................      643            1,331       5,471
Total stockholders' equity..........      207              819       4,959

                                  RISK FACTORS

        The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties of which we are unaware or which we currently deem immaterial also may become important factors that may adversely affect us.


WE HAVE REPORTED LOSSES FOR OUR LAST TWO YEARS AND FOR THE THREE MONTHS ENDED MARCH 31, 1999, AND IF WE DO NOT BECOME PROFITABLE OUR BUSINESS COULD BE ADVERSELY AFFECTED AND THE VALUE OF YOUR INVESTMENT COULD DECLINE.



        We reported losses of $129,000 and $474,000 for the years ending December 31, 1997 and 1998. These losses include about $314,000 paid during each of those years for a former officer's consulting and administrative expense. We also reported losses of $29,000 and $59,000 for the three months ended March 31, 1998 and 1999, and have an accumulated deficit of $42,000 as of March 31, 1999. These losses include $82,000 paid during each of those calendar quarters for the former officer's consulting and administrative expense. We can provide no assurance that we will be profitable in the future.



IF THE OUTCOME OF A PENDING ACTION RECENTLY BROUGHT IN THE UNITED STATES DISTRICT COURT IN OREGON IS DECIDED AGAINST US, WE MAY BE ENJOINED FROM SELLING THE MAJORITY OF OUR CURRENT PRODUCTS.



        In June 1999 we were served with a summons and complaint by United States Software Corporation. The complaint alleges copyright infringement, misappropriation of trade secrets, breach of contract and unfair competition. United States Software asserts that we improperly obtained its source code and incorporated that source code within our FUSION products. The complaint seeks an unspecified amount of damages in excess of $1 million, punitive damages and attorney's fees. The complaint also asks the court to enjoin us from:



        -  distributing or copying the computer code, and



        -  disclosing the trade secrets



of United States Software. We have recently filed a response to the complaint. We have not yet conducted discovery and we are unable to determine the exposure which we may have to liability in this suit. If the action proceeds to trial and a decision is rendered against us we may be enjoined from selling TCP/IP products, which constitute the majority of our current product line. This outcome would have a material adverse effect on our business, results of operation and financial condition. In that event the price of our shares could decline substantially and you could experience material losses in your investment.



WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION WITH INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT OTHERS MAY BRING AGAINST US WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY AND REDUCE THE VALUE OF YOUR INVESTMENT.


        In addition to the technology we have developed internally, we use code libraries developed and maintained by third parties and have acquired or licensed technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquire or license may infringe on the intellectual property rights of others. These persons may bring claims against us alleging infringement of their intellectual property rights. If we infringe or others bring claims against us alleging infringement, our business, financial condition and operating results could be materially and adversely affected.

        In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Aside from the action discussed in the Risk Factor above, we are not currently involved in any material intellectual property litigation. We may, however, be a party to additional litigation in the future to protect our intellectual property or as a result of an alleged infringement of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Litigation, regardless of its success, would likely be time-consuming and expensive to prosecute or defend and would divert management attention from our business. Any potential intellectual property litigation could also force us to do one or more of the following:


        - cease selling, incorporating, or using products or services that incorporate the challenged intellectual property,

        - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all, and

        - redesign those products or services that incorporate the infringed intellectual property.

Any of these events could have a material adverse effect on our business, financial condition and operating results.

BECAUSE WE EXPECT THAT OUR OPERATING RESULTS WILL CONTINUE TO FLUCTUATE, YOU SHOULD NOT RELY ON THE RESULTS OF ANY PERIOD AS AN INDICATION OF FUTURE PERFORMANCE.

        From time to time we have experienced material period-to-period fluctuations in revenue and operating results. We anticipate that these periodic fluctuations in revenue and operating results will occur in the future. We attribute these fluctuations to a variety of business conditions that include:

        -  the volume and timing of orders received during the quarter,

        - the timing and acceptance of new products and product enhancements by us and our competitors,

        -  unanticipated sales and buyouts of run-time licenses,

        -  stages of product life cycles,

        -  purchasing patterns of customers and distributors,

        -  market acceptance of products sold by our customers, and

        -  competitive conditions in our industry.


        As a result of the factors described above we believe that quarterly revenue and operating results are likely to vary significantly in the future and that quarter-to-quarter comparisons of our operating results may not be meaningful. You should therefore not rely on the results of one quarter as an indication of future performance.


BECAUSE WE DEPEND ON A SMALL NUMBER OF LARGE ORDERS, THE LOSS OR DEFERRAL OF ORDERS MAY HAVE A NEGATIVE IMPACT ON REVENUE WHICH COULD LOWER THE VALUE OF OUR SHARES.


        Although no customer has accounted for 10% or more of total revenue in any fiscal year, we derive a significant portion of our software license revenue in each quarter from a small number of relatively large orders. While we believe that the loss of any particular customer is not likely to have a material adverse effect on our business, our operating results could be materially adversely affected if we were unable to complete one or more substantial license sales in any future period.

ANY DECREASE IN THE MARKET ACCEPTANCE OF OUR INTERNET AND WEB PRODUCTS OR LACK OF ACCEPTANCE OF NEW PRODUCTS WOULD DECREASE OUR REVENUE AND LOWER THE VALUE OF YOUR INVESTMENT.



        Our future results depend heavily on continued market acceptance of our products in existing and new markets. Revenue from licenses of our suite of Internet and Web products and sales of our services accounted for all of our revenue in the year ended December 31, 1998. Our research and development expenditures for 1997 and 1998 resulted in several new products. We introduced FastTrack(TM) in November 1998 and expect to market our FUSION WebPilot Micro Browser(TM) by the fourth quarter of 1999. We cannot give any assurances that these products will be accepted by our customers.



OUR RECENTLY ADOPTED PRICING STRATEGY FOR NEW WEB PRODUCTS BASED ON FLEXIBLE UP-FRONT FEES WITH ONGOING ROYALTIES MAY NOT RESULT IN INCREASED REVENUE WHICH COULD REDUCE THE VALUE OF YOUR INVESTMENT.



        Historically we have charged a one-time fee for a source code license and have occasionally also charged royalties for each copy of our software embedded in our customers' products. Our recently formulated strategy for new products is to seek flexible up-front fees with ongoing royalties measured against our customers' units of production or run times. We may be unsuccessful in implementing this change to our product pricing. Any increase in the portion of revenue attributable to royalties will depend on our successful negotiation of royalty agreements and on the successful commercialization by our customers of their underlying products.



BECAUSE WE LACK THE NAME RECOGNITION, CUSTOMER BASE AND RESOURCES OF OTHER COMPANIES IN THE INTERNET SOFTWARE MARKET, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WHICH WOULD REDUCE OUR REVENUE AND THE VALUE OF YOUR INVESTMENT.



        The markets for our products are intensely competitive and are likely to become even more competitive. Increased competition could result in:


        -  pricing pressures, resulting in reduced margins,

        -  decreased volume, resulting in reduced revenue, or

        -  the failure of our products to achieve or maintain market acceptance.

        Any of these occurrences could have a material adverse effect on our business, financial condition and operating results. Each of our products faces intense competition from multiple competing vendors. Our principal competitors include Wind River Systems, Inc., Integrated Systems, Inc., Mentor Graphics, Inc., Microware Systems Corporation and Microsoft Corporation. Many of our current and potential competitors have:

        -  longer operating histories,

        -  greater name recognition,


        -  access to larger customer bases, or


        -  substantially greater resources than we have.

        As a result, our principal competitors may respond more quickly than we can to new or changing opportunities and technologies. For all of the reasons stated above, we may be unable to compete successfully against our current and future competitors.

IF WE ARE UNABLE TO RAISE MARKET AWARENESS OF OUR FUSION BRAND, WE MAY EXPERIENCE DECLINING OPERATING RESULTS WHICH WOULD DIMINISH THE VALUE OF YOUR INVESTMENT.


        If we fail to promote our brand successfully or if we incur significant expenses promoting and maintaining our FUSION brand names, we may experience a material adverse effect on our business, financial condition and operating results. Due in part to the still emerging nature of the market for Internet and embedded software products and the substantial resources available to many of our competitors, we may have a time limited opportunity to achieve and maintain market share. We believe that developing and maintaining awareness of the FUSION brand names will be critical to achieving widespread acceptance of our products. We believe that brand recognition will become increasingly important as competition in the market for our products increases. Successfully promoting and positioning our brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. As a result, we may need to expand our financial commitment to creating and maintaining brand awareness among potential customers.


IF WE ARE UNABLE TO DEVELOP ACCEPTABLE NEW PRODUCTS OR ENHANCEMENTS TO OUR EXISTING PRODUCTS AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AND OUR BUSINESS WOULD SUFFER.


        Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements and services on a timely basis and by keeping pace with technological developments and emerging industry standards. The markets for our products are rapidly evolving. Failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, financial condition and operating results.

        As is common in new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. Furthermore, new products can quickly render obsolete products that were only recently in high demand. The market for our existing products may not be sustainable at its current level. We launched several new products in calendar 1998 and January 1999. We have additional new product launches, as well as upgrades to our existing products, planned for 1999. The market for our recently introduced and planned products may not develop or grow. If the market for these products does not develop or grow we will experience a material adverse effect on our business, financial condition and operating results.

BECAUSE WE PLAN TO DEVOTE SIGNIFICANT FINANCIAL AND MANAGEMENT RESOURCES TO EXPAND SALES AND MARKETING ACTIVITIES OVER THE NEXT 18 MONTHS WE WILL INCUR SUBSTANTIAL ADDITIONAL OPERATING EXPENSES WHICH MAY NOT RESULT IN MEANINGFUL REVENUE INCREASES.


        To expand our business, we plan to hire additional product engineering, sales and marketing personnel. Any new hires will require training and may take six months or more to achieve full productivity. We may not be able to hire enough qualified individuals when needed, or at all. We can give you no assurance that our added operating expenses from these activities will result in meaningful revenue increases.


BECAUSE WE RELY ON A SMALL MANAGEMENT TEAM TO OVERSEE OPERATIONS AND GROWTH, THE LOSS OF OUR PRESIDENT OR OTHER KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT.


        We depend upon the continued services of a few executive officers and other key management and development personnel. We do not have employment agreements with any of our executive officers or key employees. As a result they could terminate their employment with us at any time. We do not maintain key person life insurance policies on our president or any of our other employees. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, financial condition and operating results.

IF OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS RELATED TO OUR INTERNET AND WEB SOFTWARE PRODUCTS ARE UNSUCCESSFUL WE MAY EXPERIENCE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS WHICH WOULD REDUCE THE VALUE OF YOUR INVESTMENT.


        We regard substantial elements of our Internet and embedded software products as proprietary and attempt to protect them by relying on:

        -  copyright,

        -  trade secret and trademark laws,

        -  nondisclosure, and

        - other contractual restrictions on copying, distribution and technical measures.


Any steps we take to protect our intellectual property may be inadequate, time-consuming and expensive.


        Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any infringement or misappropriation of our intellectual property by third parties could have a material adverse effect on our business, financial condition and operating results.

        We currently have no issued patents. We believe that one or more features of our software technology are unique and may be patentable. We expect to devote a portion of the proceeds from this offering to seek patent protection for these features. We have no patent applications pending. New patent applications may not result in issued patents and may not provide us with any competitive advantages, or may be challenged by third parties. Legal standards relating to the validity and enforceability of intellectual property rights in Internet-related industries are uncertain and still evolving.


        The future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that adversely affects the value of our intellectual property.

IF OUR PRODUCTS ARE DEFECTIVE WE MAY LOSE CUSTOMERS AND ENCOUNTER PRODUCT LIABILITY CLAIMS THAT WOULD REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND WHICH COULD DAMAGE OUR REPUTATION AND MATERIALLY HARM OUR BUSINESS.


        Our products provide functions that are often critical to the performance of information appliances. The occurrence of errors or failures in our products could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have a material adverse effect on our business, financial condition and operating results.

        Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited product liability insurance. To the extent our contractual limitations are unenforceable or if claims are not covered by insurance, a successful product liability claim could have a material adverse effect on our business, financial condition and operating results.


        Although we have not experienced any product liability or economic loss claims, our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate. The computer hardware environment is characterized by a wide variety of nonstandard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Despite our testing, errors may be present in new products or enhancements that we deliver to customers.

WE MAY BE ADVERSELY AFFECTED IF OUR CUSTOMERS' PRODUCTS ARE NOT YEAR 2000 COMPLIANT.



        Although we believe that our products are year 2000 compliant, if our customers have material sales decreases or other disruptions because their products are not year 2000 compliant, we may experience reduced license fees and royalty income. In that event we will suffer a material adverse impact on our operations.


BECAUSE WE DERIVE MORE THAN 50% OF OUR REVENUE FROM SALES OUTSIDE OF NORTH AMERICA, WE ARE SUBJECT TO MATERIAL RISKS ASSOCIATED WITH INTERNATIONAL MARKETS.

        Our international operations are subject to various risks, including:

        -  foreign government regulation,

        - foreign currency fluctuations which could reduce our revenue in dollar terms or make our products more expensive,

        -  more prevalent software piracy,

        -  longer payment cycles,

        - unexpected changes in regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions,

        -  greater difficulty in accounts receivable collection,

        - potentially adverse tax consequences including restrictions on repatriation of earnings,


        -  the burdens of complying with a variety of foreign laws,


        -  difficulties in staffing and managing foreign operations,

        -  political and economic instability,

        -  changes in diplomatic and trade relationships, and

        - possible recessionary environments in economies outside the United States.

        These factors may have a material adverse effect on our international sales and, consequently, our business, operating results and financial condition.


WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT MAY RESULT IN DISRUPTIONS TO OUR BUSINESS, IMPAIR OUR LIQUIDITY AND ADVERSELY AFFECT OUR OPERATIONS.



        We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we have had discussions and negotiations with companies regarding our acquiring or investing in their businesses. No discussions with any of these companies are currently pending. We cannot assure you that we will be able to identify future suitable acquisitions or investment candidates. If we do identify suitable candidates and investment opportunities, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company or business opportunity, we could have difficulty in assimilating personnel, operations, technology and software. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. We may also expend cash, incur indebtedness or issue equity securities to pay for any future acquisitions or investments. The issuance of equity securities would be dilutive to our existing stockholders. Our liquidity and profitability also may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets.

WE MAY APPLY THE PROCEEDS OF THIS OFFERING AND THE PROCEEDS FROM THE EXERCISE OF WARRANTS TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE.



        The net proceeds from the sale of our securities will be used primarily for research and development, marketing, sales and general working capital. We may also obtain up to $7,125,000 from exercise of warrants. The proceeds from any exercise of the warrants will be added to our general working capital. Our management will have broad discretion in the application of the total proceeds of this offering in addition to our general working capital and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or market value.



IF WE ARE UNABLE IN THE FUTURE TO OBTAIN NEEDED ADDITIONAL CAPITAL, WE MAY BE UNABLE TO EXPAND OR SUSTAIN OUR OPERATIONS WHICH MAY ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.


        We expect that the net proceeds from this offering, cash on hand, cash equivalents and commercial credit facilities will be adequate to meet our working capital and capital expenditure needs for about the next 18 months. After that, we may require additional funds for product development, market support and additional expansion.

        We can provide no assurance that the warrants will be exercised. We cannot be certain that additional financing will be obtained on favorable terms, if at all. If we cannot raise needed funds on acceptable terms, we may be unable to:

        -  develop or enhance products,


        -  take advantage of future opportunities, or


        - respond to competitive pressures or unanticipated capital requirements.

The occurrence of any of these events could have a material adverse effect on Pacific Softworks.


FUTURE NONPUBLIC SALES OF OUR SECURITIES MAY BE ON TERMS MORE FAVORABLE THAN THOSE OF THIS OFFERING.



        In order to raise additional working capital, we could sell our common stock or other securities to qualified investors in transactions that are exempt from registration under the securities laws. These purchasers may acquire our securities on terms more favorable than those available to you in this offering.



BECAUSE OWNERSHIP IS CONCENTRATED, YOU AND OTHER INVESTORS WILL NOT BE ABLE TO CONTROL STOCKHOLDER DECISIONS.



        Our officers and directors will beneficially own about 71.8% of the outstanding common stock after this offering. If all the warrants are exercised, our officers and directors will own about 60.8% of the outstanding common stock. Our officers and directors will be able to exercise control over all matters requiring stockholder approval and you and other investors will have minimal influence over the election of directors or other stockholder actions. As a result, our officers and directors could approve or cause Pacific Softworks to take actions of which you disapprove or that are contrary to your interests. This ability to exercise control over all matters requiring stockholder approval could prevent or significantly delay another company from acquiring or merging with us at prices and terms that you might find to be attractive.

ISSUANCE OF OUR AUTHORIZED PREFERRED STOCK MAY DISCOURAGE A CHANGE IN CONTROL AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND THE HOLDERS OF PREFERRED STOCK MAY BE GRANTED SUPERIOR VOTING RIGHTS.



        We are authorized to issue preferred stock without obtaining the consent or approval of our shareholders. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control. Management also has the right to grant superior voting rights to the holders of preferred stock. Any issuance of preferred stock could materially and adversely affect the market price of the common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock.



YOU WILL INCUR IMMEDIATE SUBSTANTIAL DILUTION OF $4.15 PER SHARE BY PURCHASING SECURITIES IN THIS OFFERING.



        The initial public offering price applicable to the common stock included in a unit will be substantially higher than the book value per share of the common stock before the offering. By purchasing securities in this offering you will incur immediate substantial dilution of $4.15 per share or 79% and our existing stockholders will receive a material increase of $0.94 in the net tangible book value per share of their common stock.



YOU MAY EXPERIENCE ADDITIONAL DILUTION IF WE ARE COMPELLED TO LITIGATE OR ARBITRATE CLAIMS THAT HAVE BEEN ASSERTED BY GOLENBERG & CO. FOR THE RIGHT TO PURCHASE 10% OF PACIFIC SOFTWORKS AT A PRICE WHICH IS SUBSTANTIALLY LOWER THAN THE VALUATION IN THIS OFFERING.



        In April 1999 we were notified that a merchant banker, Golenberg & Co., claimed rights under a June 1998 letter agreement to purchase 10% of our outstanding common stock for $400,000. In June 1999 counsel for Golenberg reiterated this demand and advised us that Golenberg's claims were being evaluated for possible legal action. Investors in this offering will be significantly diluted if Golenberg successfully brings a lawsuit against us.

BECAUSE THE MARKET PRICES FOR OUR SECURITIES, LIKE THOSE OF OTHER TECHNOLOGY ISSUES, MAY BE VOLATILE YOU MAY BE UNABLE TO RESELL OUR SECURITIES AT PRICES EQUAL TO OR GREATER THAN THE PRICES AT WHICH YOU PURCHASED THEM.

        The value of your investment in Pacific Softworks could decline from the impact of any of the following factors:


        -  changes in market valuations of Internet software companies,

        -  variations in our actual and anticipated operating results,


        -  changes in our earnings estimates by analysts,


        -  our failure to meet analysts' performance expectations, and

        -  lack of liquidity.

The stock markets have in general, and with respect to Internet companies in particular, recently experienced stock price and volume volatility that has affected companies' stock prices.

The stock markets may continue to experience volatility that may adversely affect the market price of our securities.

        Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market prices of our common stock and warrants.


THE FUTURE SALE OF SHARES BY SELLING SECURITY HOLDERS MAY LOWER THE PRICE OF COMMON STOCK AND WARRANTS PURCHASED IN THIS OFFERING.



        The market prices of the common stock and the warrants could decrease as a result of large numbers of shares of common stock being available for sale after the offering. These sales could also make it more difficult for us to raise funds through future offerings. The 3,300,000 shares of common stock outstanding before the offering are subject to certain resale restrictions under federal securities laws. Holders of these shares have agreed that they will not sell these securities without the written consent of the underwriter for 13 months after the date of this prospectus.



SIGNIFICANT FLUCTUATIONS IN THE MARKET PRICE OF OUR COMMON STOCK AND WARRANTS COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US WHICH COULD BE COSTLY TO DEFEND AND DEPRESS THE TRADING PRICES OF OUR SECURITIES.


        Securities class action claims have been brought against issuing companies in the past where there has been volatility in the market price of a company's securities. Litigation could be very costly and divert our management's attention and resources. Any adverse determination in litigation could also subject us to significant liabilities. Any or all of these events could have a material adverse effect on our business, financial condition and operating results.


IF WE REDEEM YOUR WARRANTS, YOU MAY BE PREVENTED FROM PARTICIPATING IN THE APPRECIATION OF THE UNDERLYING COMMON STOCK.



        We may redeem your warrants for a nominal amount if the closing bid price of our common stock equals or exceeds $8.00 per share for 15 consecutive trading days. If you do not exercise or sell your warrants before the redemption date, you will only be entitled to receive the redemption price of $0.05 per warrant. Our redemption of the warrants could force you to:



        - exercise them and pay the exercise price at a time when it may not be advantageous for you to do so,



        - sell the warrants at their then current market price when you might otherwise wish to hold them, or



        - accept the redemption price which is likely to be substantially less than the market value of the warrants.



TRADING IN OUR COMMON STOCK AND WARRANTS MAY BE LIMITED AND COULD NEGATIVELY AFFECT YOUR ABILITY TO SELL YOUR SECURITIES.



        A public market for our common stock and our warrants has not existed before this offering. Although this offering will result in a trading market for our common stock and warrants, we do not know how liquid that market might be. The initial public offering price for the units will be determined through negotiations between the underwriter and us. If you purchase units, you may not be able to resell these securities at or above the initial public offering price.



IF THE UNDERWRITER DOES NOT ACT AS, OR WITHDRAWS FROM ACTING AS, MARKET MAKER FOR OUR SECURITIES, THE PRICE AND LIQUIDITY OF OUR SECURITIES FOLLOWING THIS OFFERING COULD BE ADVERSELY AFFECTED WHICH COULD RESULT IN YOUR INCURRING LOSSES IN YOUR INVESTMENT.



        Although it has no legal obligation to do so, the underwriter may make a market in and otherwise engage in transactions involving the purchase and sale of our common stock and warrants. In addition, a significant amount of our securities may be sold to customers of the underwriter in this offering. These customers may subsequently buy or sell securities through or with the underwriter. As a result, the underwriter may be influential in any market that develops for our securities. The degree of the underwriter's participation in this market may significantly affect the price and liquidity of our securities. The underwriter's market making activities, if commenced, may be discontinued at any time without any prior notice. The underwriter's discontinuance of market making activities and retail support of our securities could adversely affect the price and liquidity of the common stock and warrants.


             YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS.

        This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "intends," "plans," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this section and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.

                                       USE OF PROCEEDS


        Based on an assumed public offering price of $5.25 per unit, we expect that net proceeds from the sale of the 950,000 units sold in this offering will be approximately $4,140,000, or $4,791,000 if the underwriter's over-allotment option is exercised in full.



        We intend to use the net proceeds approximately as indicated in the following table.



APPLICATION                                                              AMOUNT            %
-----------                                                            ----------        ----
Research and development of Web products                               $1,900,000         46%

Enhancements to existing Internet and application products                600,000         14%

Marketing and sales                                                       950,000         23%

Intellectual property protection                                          150,000          4%

Repayment of bank line of credit                                          250,000          6%

Repayment of short-term loan                                              100,000          2%

Other general corporate purposes including working capital                190,000          5%
                                                                       ----------        ----
                                                                       $4,140,000        100%
                                                                       ==========        ====



        We expect to spend up to $1,900,000 over the next 12 to 18 months for research and development of our Web products. Most of these funds will be used to hire and train engineers and programming staff experienced in developing Internet and Web based software products. We also expect to spend up to $600,000 during the same period to hire additional staff who will be mainly devoted to making ongoing refinements and enhancements to our existing products. We have budgeted $950,000 to expand our marketing and sales efforts by



        - increasing amounts devoted to advertising within trade and industry magazines and other print media, and



        - hiring up to 15 additional persons who will engage in business development, sales, and customer support.



        We expect to spend up to $150,000 for intellectual property protection over the next 12 to 18 months. We anticipate that most of this amount will be spent for legal fees and costs in connection with



        - domestic and foreign applications for patents on portions of our technology which may be patentable,



        -  trademarks, servicemarks and copyrights.



        As of July 1, 1999 we had fully utilized our $250,000 bank credit line. The credit line bears interest at 10% per annum, is due August 1, 1999, is guaranteed by Glenn P. Russell, our president, and is collateralized by our accounts receivable. We used the proceeds of this credit line for general corporate purposes and working capital.



        In July 1999 we obtained a commitment for a short-term loan of up to $200,000 from Spencer Edwards, Inc., our underwriter. As of July 7, 1999 the underwriter has advanced us $100,000 which we have used for general corporate purposes and working capital. The loan bears interest at 10% per annum and is payable on the earlier of either October 6, 1999 or upon our receipt of the proceeds from this offering.



        We may acquire or invest in complementary businesses, technologies, services or products and a portion of the net proceeds currently allocated to other corporate purposes including working capital may be used for such acquisitions or investments. However, we currently have no understandings, commitments or agreements for any material acquisition or investment.



        The description above represents our best estimate of the uses of the net proceeds to be received in this offering, based on current planning and business conditions. The precise allocation of funds among the uses described above will depend on



        -  the amount of cash generated by our operations,



        -  future technological developments,



        -  the competitive climate in which we operate, and



        -  the emergence of future opportunities.


        We believe that our existing capital resources and the net proceeds of this offering will be sufficient to maintain current and planned operations for a period of at least 18 months from the date of this prospectus. Net proceeds not immediately required for the purposes described above will be invested principally in investment grade, interest-bearing securities.

                                 DIVIDEND POLICY


        We plan to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes. Other than distributions to shareholders for tax purposes during the period of time we were operating as a subchapter S corporation we have not declared or paid any cash dividends on our common stock or other securities. We do not anticipate paying cash dividends in the foreseeable future. Our line of credit currently prohibits the payment of dividends.

                                 CAPITALIZATION


The following table sets forth our capitalization as of December 31, 1998 and our unaudited capitalization as of March 31, 1999:



        -  on a historical basis, and



        - on an as adjusted basis, giving effect to the sale of 950,000 units at an assumed initial public offering price of $5.25 per unit, after deducting underwriting discounts and estimated offering expenses.



You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus.



                                                                          March 31, 1999
                                                                      ----------------------
                                                       December 31,       (in thousands)
                                                          1998        Actual      As Adjusted
                                                       ------------   -----       -----------
Stockholders' equity:

   Preferred stock, $0.01 par value;
   10,000,000 shares authorized; none issued
   and outstanding ...............................        $ --        $  --         $    --

   Common Stock, $0.001 par value;
   50,000,000 shares authorized; 3,300,000
   shares issued and outstanding; 4,250,000
   shares, as adjusted ...........................           3            3               4

   Additional paid-in capital ....................         175          875           5,014
   Accumulated earnings (deficit) ................          18          (42)            (42)
   Cumulative adjustment for currency
   translation....................................          11          (17)            (17)
                                                          ----        -----         -------
   Total stockholders' equity ....................         207          819           4,959
                                                          ----        -----         -------
Total capitalization .............................        $207        $ 819         $ 4,959
                                                          ====        =====         =======


        The information provided above excludes:



        -  950,000 shares of common stock issuable upon exercise of warrants,



        - 728,000 shares of common stock issuable upon exercise of outstanding options and warrants,


        - 95,000 units issuable on exercise of the underwriter's option to purchase units.

                                    DILUTION



        At March 31, 1999, our unaudited net tangible book value was $536,710, or $0.16 per share. Net tangible book value per share represents our net tangible assets less liabilities divided by the shares of common stock outstanding.



        After giving effect to our sale of 950,000 units and our receipt of an estimated $4,140,000 of net proceeds from the offering, based on an assumed offering price of $5.25 per unit, all of which is attributable to the common stock and none of which is attributable to the warrants, adjusted net tangible book value at March 31, 1999 would have been $1.10 per share. This amount represents an immediate increase in net tangible book value of $0.94 per share to existing stockholders and an immediate dilution of $4.15 or 79% per share of common stock to new investors purchasing units in the offering. The following table illustrates per share dilution:



Assumed public offering price per share.................             $   5.25
Net tangible book value prior to the offering...........  $   0.16
Increase attributable to new investors..................      0.94
                                                          --------
Adjusted net tangible book value after the offering.....                 1.10
                                                                     --------
Dilution per share to new investors in this offering....             $   4.15
                                                                     ========


        The following table sets forth as of March 31, 1999, the number of shares of common stock purchased from Pacific Softworks, the total consideration paid to Pacific Softworks and the average price per share paid by existing stockholders and new investors purchasing units in the offering, before deducting underwriting discounts and estimated offering expenses:



                                       Shares                    Total
                                      Purchased              Consideration
                               ---------------------    ----------------------    Average Price
                                 Number      Percent      Amount       Percent      Per Share
                                ---------    -------    -----------    ------     -------------
Existing stockholders           3,300,000      77.6%    $   678,000     12.0%        $ 0.21
New investors                     950,000      22.4%      4,987,500     88.0%        $ 5.25
                                ---------     -----     -----------    -----
Total                           4,250,000     100.0%    $ 5,665,500    100.0%
                                =========     =====     ===========    =====



        The information for existing stockholders in the table above excludes shares issuable upon exercise of outstanding options or warrants, the underwriter's option to purchase units and exercise of the underwriter's over-allotment option. To the extent that currently outstanding options or warrants are exercised at prices below $5.25, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


        The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from and qualified by reference to the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the three months ended March 31, 1998 and 1999 and the consolidated balance sheet data at March 31, 1999 have been derived from our unaudited consolidated financial statements but have been prepared on the same basis as our audited consolidated financial statements which are included in this prospectus. In our opinion, these unaudited consolidated financial statements include all adjustments, consisting of normally recurring adjustments, considered necessary for a fair presentation of our consolidated financial position and results of operations for that period.


        CONSOLIDATED STATEMENTS OF OPERATIONS DATA:



                                                                                   Unaudited
                                                      Year Ended              Three Months Ended
                                                     December 31,                  March 31,
                                               -----------------------       -------------------
                                                 1997           1998          1998         1999
                                               --------       --------       ------       ------
                                                      (in thousands, except per share data)
Net revenue .............................      $  3,310       $  2,787       $  696       $  772
Cost of revenue .........................           117            100           28           31
                                               --------       --------       ------       ------
Gross profit ............................         3,193          2,687          668          741
                                               --------       --------       ------       ------
Selling, general and administrative .....         2,110          1,936          386          381
Research and development ................           834            852          214          324
Depreciation and amortization ...........            64             59           15           13
Former officer's consulting and
   administrative expense ...............           314            314           82           82
                                               --------       --------       ------       ------
Total expense ...........................         3,322          3,161          697          800
                                               --------       --------       ------       ------
Net loss ................................      $   (129)      $   (474)      $  (29)      $  (59)
                                               ========       ========       ======       ======
Net loss per share, basic and diluted ...      $  (0.04)      $  (0.14)      $(0.01)      $(0.02)
                                               ========       ========       ======       ======



           CONSOLIDATED BALANCE SHEET DATA:


                                                                                Unaudited
                                              December 31,                      March 31,
                                                 1997            1998             1999
                                              -----------        ----           ---------
                                                            (in thousands)
Cash and cash equivalents......................  $625            $224            $  461
Working capital................................   761             222               546
Total assets................................... 1,071             643             1,331
Total stockholders' equity.....................   691             207               819


        See notes 1 and 12 of notes to consolidated financial statements for a discussion regarding the computation and presentation of basic and diluted net loss per share.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


        You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and the consolidated financial statements and related notes.


OVERVIEW

        Pacific Softworks develops and licenses a suite of embedded Internet and Web software products for business and individual customers that seek to add Internet-based communication capabilities to their information appliances.

        In distributing our products, we primarily have licensed source code to our customers for a one time fee. Manufacturers or developers customize their information appliances containing our licensed software to serve a particular need or market.


        Our traditional focus and expertise has been on one of the principal building blocks of the Internet, the underlying information transport protocol known as TCP/IP. We have subsequently developed additional products that provide other various essential elements of networked data communication and transport. We have historically derived the majority of our revenue from the licensing of a small range of relatively independent protocols that our customers integrate with their own software products. We are in the process of completing development of a range of embedded products, including an embedded Web browser and related software accessories. These products will provide customer ready solutions for the information appliance and embedded systems market.


        Historically, we had no materially significant post sale commitments following software delivery. As a result we recognized revenue upon product shipments to customers. We found that many of our older products were becoming commodity items, with steady price erosion and competition. We could therefore not support royalty bearing licenses on these products.


        With the introduction of our new Internet and Web application products, we initiated a plan to charge a one-time fee for an initial license and a run-time or per unit production license fee for each copy of these applications used in the customer's products. We intend to follow this approach for the majority of our new products introduced and expected to be sold in 1999. Any increase in the percentage of revenue attributable to run-time and unit production licenses will depend on our successful negotiation of run-time and unit production license agreements and on the successful commercialization by our customers of their underlying products.



        The one-time license fee of our base TCP/IP product has typically been priced between $10,000 and $40,000. Due to competitive pressures and the implementation of upgraded TCP/IP protocols, we expect this average sale amount for our more mature products to decrease by 20% or more per year over the next few years. We expect that this decay in pricing and reduced gross profit margins for our mature TCP/IP product line may be partially offset by:


        -  increased use and thus increased total licenses of TCP/IP,


        - availability of the new FastTrack(TM) solutions, which could increase our average license fee by $10,000,



        - availability of our new TCP/IP version 5, which we expect to become available within the next 12 to 18 months, and that may increase our average license to as much as $80,000, and

        - availability of our IP security and encryption products before the end of this fiscal year at prices which we believe will exceed $80,000 per license.



        We anticipate that the FUSION WebPilot Micro BrowserTM will be priced at approximately $100,000 per unit and above for the initial license, plus royalties measured against run-time or customer's units of production. We expect to be licensing and delivering this product before the end of the fourth quarter of 1999.


RESULTS OF OPERATIONS

        The following table sets forth, for the periods indicated, the percentage relationship to net revenue of certain items in our consolidated statements of operations and comprehensive income:


                                                                             Unaudited
                                               Year Ended                   Three Months
                                               December 31,                 Ended March 31,
                                         ----------------------        ----------------------
                                           1997           1998           1998           1999
                                         -------        -------        -------        -------
Net revenue .......................       100.00%        100.00%        100.00%        100.00%
Cost of revenue ...................         3.53           3.59           4.02           4.01
                                         -------        -------        -------        -------
Gross profit ......................        96.47          96.41          95.98          95.99
                                         -------        -------        -------        -------
Selling, general and administrative        63.75          69.47          55.46          49.35
Research and development ..........        25.20          30.55          30.75          41.97
Depreciation and amortization .....         1.94           2.11           2.16           1.68
Former officer consulting and
   administrative expense..........         9.48          11.28          11.78          10.63
                                         -------        -------        -------        -------
Total operating expenses ..........       100.37         113.41         100.15         103.63
                                         -------        -------        -------        -------
Net loss from operations ..........        (3.90)        (17.00)         (4.17)         (7.64)
Foreign currency translation
   adjustment .....................         1.51          (0.34)         (5.74)         (3.70)
                                         -------        -------        -------        -------
Comprehensive loss ................        (2.39%)       (17.34%)        (9.91%)       (11.34)%
                                         -------        -------        -------        -------


        The following table sets forth, for the periods indicated, the percentage of net revenue by principal geographic area to total revenue:


                                                                       Unaudited
                                                Year Ended        Three Months Ended
                                                December 31,           March 31,
                                              ---------------     ------------------
                                              1997       1998       1998       1999
                                              ----       ----       ----       ----
United States ..........................        48%        42%        58%        43%
United Kingdom and Europe ..............        35         40         38         42
Australia and Asia .....................        15         17          3         14
Other ..................................         2          1          1          1
                                              ----       ----       ----       ----
Total ..................................       100%       100%       100%       100%
                                              ====       ====       ====       ====

THREE MONTHS ENDED MARCH 31, 1999 AND 1998

        NET REVENUE


        Our net revenue for the three months ended March 31, 1999 increased 11% to $771,650 from $696,079 for the three months ended March 31, 1998. The increase in revenue for 1999 was attributable to royalty revenue received from our operations in Japan. The increase in international sales from 42% to 57% of total sales is principally due to a decline in domestic sales as a result of increased competition and related price discounting.


        COST OF REVENUE

        Our cost of revenue for the three months ended March 31, 1999 totaled $30,336 compared to $27,843 for the three months ended March 31, 1998. The cost of revenue in both periods was 4% of net revenue.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSE


        Selling, general and administrative expense decreased from $386,447 or 56% of revenue in the three months ended March 31, 1998 to $380,815 or 49% of revenue for the three months ended March 31, 1999. The reduction from period to period reflects a continuing reduction of sales and operating expenses offset in part by increases in corporate consulting expenditures related to strategic planning and marketing and an increase in rent following the relocation of our principal executive offices to our current location in mid-1998.


        RESEARCH AND DEVELOPMENT EXPENSE


        Our research and development expense increased from $213,703 or 31% of revenue in the three months ended March 31, 1998 to $323,824 or 42% of revenue for the three months ended March 31, 1999. The increase in research and development expense in 1999 was principally attributable to a continuation of development of the FastTrack product line and the beginning of development of the FUSION WebPilot Micro Browser(TM) in 1998.


        DEPRECIATION AND AMORTIZATION EXPENSE


        Depreciation and amortization expense decreased from $14,713 in the three months ended March 31, 1998 to $13,460 in the three months ended March 31, 1999. This decrease was attributable to capitalized costs of computer software acquired from third party vendors in 1996 that became fully amortized in early 1998.


        FORMER OFFICER'S CONSULTING AND ADMINISTRATIVE EXPENSE


        Former officer's consulting and administrative expense remained constant at $82,680 for the three months ended March 31, 1999 and 1998. We incurred this expense in connection with our buyout of a former officer's employment agreement in March 1996. At that time the former officer also entered into a covenant not to compete and into a consulting agreement with Pacific Softworks. Under the consulting agreement, he agreed to make himself available to provide financial consulting to Pacific Softworks, as requested. To date, we have not called upon him to render any significant services. These agreements expire in September 1999 and are not expected to be renewed.

        PROVISION FOR TAXES



        Commencing in 1995 we elected to be treated as a subchapter S corporation. Through 1998 all federal tax liabilities were recognized at the individual stockholder level. In February 1999 Pacific Softworks terminated the subchapter S election and became subject to taxation at the corporate level. Had Pacific Softworks been subject to taxation as a C corporation in 1998, it would have received a pro forma income tax benefit of $1,099. For the three months ended March 31, 1999, Pacific Softworks has no income tax liability.


YEARS ENDED DECEMBER 31, 1998 AND 1997

        NET REVENUE

        Net revenue decreased approximately 16% from 1997 to 1998. Our revenue results primarily from fees for licenses of software products, fees for customer support, training, maintenance and engineering services and royalties. The decrease in revenue for 1998 was attributable primarily to increased competition, related discounting on older product categories, delayed introductions of new products and substantially lower revenue from Japan stemming from recessionary economic conditions in that country.


        The increase in international sales from 52% to 58% of total sales for 1997 and 1998 is principally due to a decline in domestic sales as a result of increased competition and related price discounting. We expect international sales to continue to represent a significant portion of net revenue although the percentage may fluctuate from period to period.


        We generally price our foreign licenses in dollars. An increase in the relative value of the dollar against Japanese and European currencies may reduce our revenue in dollar terms or could make our products more expensive. As a result, an increase in the relative value of the dollar against other currencies may cause our products to be less competitive in foreign markets. To pay expenses and for other corporate purposes we maintain a small portion of our funds outside of the United States in local currency. We actively monitor our foreign currency exchange exposure and to date this exposure has not had a material impact on the results of operations. To date, we have not utilized derivative instruments to hedge such exposure.

        COST OF REVENUE

        Cost of revenue includes direct and indirect costs for the production and duplication of manuals and media for software products, as well as those relating to packaging, shipping and delivery of the products to our customers. Cost of revenue also includes license and other direct purchase costs of third-party software that we distribute or integrate into our products. Cost of revenue has remained relatively constant for fiscal 1997 and 1998 at approximately 4% of net revenue. As a result, gross profit margins for products have also remained constant at about 96%.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSE


        Selling, general and administrative expense decreased from $2,110,038 to $1,936,117 or 8%, from 1997 to 1998. Because of a 16% decrease in net revenue, these expenses as a percentage of revenue increased from 64% to 69%. The higher absolute expense in 1997 reflected a nonrecurring distribution to the president and majority stockholder. Pacific Softworks, then a corporation governed under the provisions of subchapter S of the Internal Revenue Code, made the nonrecurring distribution to its president and majority stockholder to permit him to pay corporate income taxes payable for 1996. The decrease in expenditures for 1998 reflected reductions in sales staff and related operating costs in 1998. Our decreases in expenditures were partially offset by increases in corporate consulting expenditures related to strategic planning and marketing and an increase in rent following the relocation of our principal executive offices to our current location in mid 1998.


        RESEARCH AND DEVELOPMENT EXPENSE

        Research and development expense increased from $834,049 to $851,568, or 2%, from 1997 to 1998. Because of a 16% decrease in net revenue, research and development expense as a percentage of revenue increased from 25% to 31%. The increase in research and development expense in 1998 was principally attributable to an increase in the number of employees and consultants we hired to assist in the development of the FastTrack(TM) product line and the FUSION WebPilot Micro Browser(TM). These costs were partially offset by a decrease in cost of third-party software acquired for the development process.


        DEPRECIATION AND AMORTIZATION EXPENSE


        Depreciation and amortization expense decreased from $64,195 to $58,850 or 8%, from 1997 to 1998 and remained constant as a percentage of net revenue at 2%. This decrease in 1998 was attributable to certain capitalized costs of computer software acquired from third party vendors in 1996 that became fully amortized in early 1998.

        FORMER OFFICER'S CONSULTING AND ADMINISTRATIVE EXPENSE


        Former officer's consulting and administrative expense remained constant at $314,286 for 1997 and 1998. This expense increased as a percentage of net revenue from 9% to 11% as a result of the decrease in our net revenue. We incurred this expense in connection with our buyout of a former officer's employment agreement in March 1996. At that time, the former officer also entered into a covenant not to compete and into a consulting agreement. Under the consulting agreement, he agreed to make himself available to provide financial consulting to Pacific Softworks as requested. To date, we have not called upon him to render any significant services. These agreements expire in September 1999 and are not expected to be renewed.


        PROVISION FOR TAXES

        Commencing in 1995 we elected to be treated as a subchapter S corporation. Through 1998 all federal tax liabilities were recognized at the individual stockholder level. In February 1999 Pacific Softworks terminated the subchapter S election and became subject to taxation at the corporate level. Our historical financial statements do not reflect any income tax provision or benefit. Had Pacific Softworks been subject to taxation as a C corporation, it would have received pro forma income tax benefits totaling $48,375 and $177,750 in 1997 and 1998, based on a combined federal and state tax rate of 37.5%. We will record income tax expense (benefit) in future periods at the corporate level.

        LIQUIDITY AND CAPITAL RESOURCES

        At December 31, 1998 and March 31, 1999, we had working capital of $222,477 and $546,095 and cash and cash equivalents of $224,031 and $460,907. We expect that our cash and financing needs in 1999 will continue to be met by:

        -  cash on hand,

        -  cash generated by operations,

        -  proceeds of $500,000 from a private sale of securities in February
           1999,

        -  a bank line of credit,


        -  other short-term loans, and


        -  net proceeds of this offering.

        If these sources of financing are insufficient or unavailable, or if we experience an increase in operating cash requirements, we would slow the rate at which we bring additional FastTrack(TM) products and the FUSION WebPilot Micro Browser(TM) to market. We would also reduce our related marketing and development activities.


        To date, we have satisfied operating cash requirements principally through internally generated funds. Our operating activities have generated
(used) net cash of $286,567 and ($419,480) for 1997 and 1998 and ($26,286) for
the three months ended March 31, 1999. Cash generated by or used in operating activities in each period principally reflected the loss from operations for each period and the related change in working capital components. Reduced revenue for 1998 contributed to decreases in accounts receivable, accounts payable and deferred revenue. Our investing activities during 1998 and the three months ended March 31, 1999 used net cash of $71,888 and $27,982 for capital expenditures. Our financing activities during 1998 generated net cash of $94,500. This net cash primarily resulted from our acquisition of the minority interest in our Japanese subsidiary for $5,500, that was offset by $150,000 of short-term borrowings of which $50,000 was repaid during the period. Our financing activities for the three months ended March 31, 1999 include receipt of $500,000 from our sale to a single corporate investor of 100,000 shares of common stock. This amount was partially offset by $81,541 representing costs incurred through that date in connection with this offering and by a $100,000 repayment of borrowings.



        We have available a $250,000 bank line of credit, personally guaranteed by our president and majority stockholder and collateralized by our accounts receivable, under which no balance was outstanding at December 31, 1998 and March 31, 1999. In 1998 we borrowed $100,000, interest free, from a company affiliated with our president and his spouse who is a former director of Pacific Softworks. Pacific Softworks repaid this loan after December 31, 1998.



        During 1999 we hired additional operating personnel and expanded our pace of operation in anticipation of the proceeds from this offering. As of July 1, 1999 we have fully utilized our $250,000 bank line of credit. In order to meet our ongoing working capital needs we also obtained in July 1999 a commitment for a short-term loan from Spencer Edwards, Inc., our underwriter. The loan commitment provides for advances of up to $200,000 as needed for general corporate purposes and working capital. The loan carries interest of 10% per annum from the date of the advance and is payable on the earlier of either October 6, 1999 or upon our receipt of the proceeds from this offering. On July 6, 1999 the underwriter advanced $100,000 to us against this commitment.


PRIVATE PLACEMENT

        In February 1999 we sold 100,000 units to one investor at a price of $5.00 per share for total proceeds of $500,000. Each unit consisted of one share of common stock and one common stock purchase warrant entitling the holder to purchase one share of common stock at $6.00 per share. These warrants expire March 1, 2001.

YEAR 2000 ISSUES

        We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex, as many computer systems will be affected in some way by the rollover of the two-digit year value to 00. Systems that do not properly recognize this information could generate erroneous data or cause a system to fail. The year 2000 issue could create risk for us from unforeseen problems in our own computer systems and from third parties with whom we deal on transactions worldwide. Failures of our and/or third parties' computer systems could have a material impact on our ability to conduct business. Based on our review and analysis, however, we believe that our computer systems and software products are year 2000 compliant. We have further concluded that the products we obtain from our vendors and suppliers for use within our systems and products are also year 2000 compliant. We have not incurred and do not expect to incur any material expense in connection with year 2000 matters.

INTRODUCTION OF THE EURO


        On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries agreed to adopt the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for noncash transactions. The existing sovereign currencies will remain legal tender in these countries until January 1, 2002. On that date the Euro is scheduled to replace the sovereign legal currencies of the member countries.



        Our European operations are centered in the United Kingdom, which has not adopted the Euro. We will evaluate the impact the implementation of the Euro will have on our business operations. We do not expect the Euro to have a material effect on our competitive position. We can provide no assurance, however, that the implementation of the Euro will not have a material adverse effect on our business, financial condition and operating results. In addition, we cannot accurately predict the impact the Euro will have on currency exchange rates or our currency exchange risk. We have historically priced our foreign licenses in dollars and as a result we have had no material need to hedge our foreign currency exposure. If competitive conditions require us to license our products in terms of Euro or other currencies, we may engage in currency hedging to manage this exposure in the future if we think that it is appropriate for us to do so.


RECENT ACCOUNTING PRONOUNCEMENTS


        In June 1997, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards No. 130. FAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. We adopted the disclosure prescribed by FAS 130 in fiscal 1997.


        In June 1997 Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. We have not yet determined the impact, if any, of adopting this statement. We will adopt the disclosures prescribed by FAS 131 in the year ending December 31, 1999.

        In October 1997 and March 1998 the American Institute of Certified Public Accountants issued Statements of Position 97-2, "Software Revenue Recognition," and 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition," which we are currently required to adopt for transactions occurring in the fiscal year beginning January 1, 1998. SOP 97-2 and SOP 98-4 provide guidance on recognizing revenue on software transactions and supersede SOP 91-1. We believe that the adoption of SOP 97-2 and SOP 98-4 will not have a significant impact on our current licensing or revenue recognition practices. However, should we adopt new licensing practices or change our existing licensing practices, our revenue recognition practices may change to comply with the accounting guidance provided in SOP 97-2 and SOP 98-4.

        In April 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software as well as guidance on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We have not yet determined the impact, if any, of adopting this statement. We will adopt the disclosures prescribed by SOP 98-1 in the year ending December 31, 2000.

                                    BUSINESS


OUR BUSINESS


        We develop and license Internet and Web related software and software development tools. Our products enable Internet and Web based communications, based on a set of rules known as protocols, and are embedded into systems and "information appliances" developed or manufactured by others. Information appliances are Internet connected versions of everyday products such as telephones, televisions, fax machines, personal digital assistants and other digitally based devices.



        Rapid advances are enabling wired and wireless information appliances to assume many of the tasks now handled by personal computers. We believe that Web browsing enabled by embedded software in information appliances used by businesses and individuals will be a major market. International Data Corp. estimates that 94% of Internet access is now made through PCs. By 2002, that percentage is expected to decrease to 64%. By 2002 the number of information appliances sold is expected to exceed the number of PCs sold. We believe our Internet and Web related software development tools offer significant benefits to our customers including:


        -  accelerated product development and market entry,

        - portability across multiple hardware and software system environments, and

        - comprehensive embedded solutions that enable information appliances to connect with the Internet and use the Web.

Information appliance manufacturers and software developers have included our products within the following applications and information appliances:


Applications                    Information Appliances
------------                    ----------------------
-  Office automation            -  Internet fax, copiers, laser printers, scanners
-  Medical                      -  Patient monitors, imaging systems
-  Multimedia                   -  DVD players, projectors, digital cameras
-  Industrial controls          -  Vending machines, traffic controls, scoring  systems,
                                   security controls
-  Networking                   -  Routers, switches, network controls, cable modems
-  Set-top boxes                -  Set-top boxes, Internet TV
-  Wireless                     -  Telephones, personal digital assistants,  pagers, electronic organizers
-  Navigation systems           -  Navigational controls, air traffic controls
-  Defense and aerospace        -  Engine controls, smart weapons
-  Satellite                    -  Satellite positioning, uplink and downlink of streaming video


OUR STRATEGY


        We intend to evolve and refine our business to track the growth of embedded software in information appliances that incorporate Internet and Web communications capabilities. As information appliances proliferate, we anticipate that our opportunities for long term revenue growth will also increase.

        Our objective is to be a leading provider of embedded software that enables information appliances and other devices to connect with and communicate through the Internet and Web. To attain our objective and to increase revenue, we intend to:

        -  Increase sales and marketing activities,

        - Expand our existing collaborative relationships to capitalize on our new micro-browser and other technologies designed for information appliances,

        - Create new collaborative relationships with key information appliance manufacturers,

        - Maintain research and development of new Internet-based products that enable reliable and secure communication and transport of data over the Internet, and

        - Continue to provide additional functions and features to our existing and upgraded software and communication products.


BACKGROUND


        INDUSTRY BACKGROUND - SIGNIFICANT GROWTH OF THE INTERNET


        The Internet has grown in less than a decade from a limited research tool to a global network consisting of millions of computers and users. The Internet is expected to continue to grow rapidly. We estimate that the number of Internet users worldwide will grow from approximately 69 million in 1997 to 320 million in 2002. The number of Internet Web sites is growing rapidly. The number of Web sites detected by the Netcraft Web Server Survey increased from approximately 526,000 in November 1996 to approximately 1.6 million in November 1997, and to over 3.5 million in November 1998, reflecting annual growth exceeding 100%.


        Network Solutions, Inc., which estimates that it holds a 75% worldwide market share in domain name registrations, registered over 1.9 million new domains in 1998, nearly double those of the previous year. The growth of the Internet is primarily attributable to its value as a low-cost, open, and readily accessible platform for communications and commerce.

        As a result of these attributes, organizations are increasingly embracing the Internet as a principal platform for communicating with key constituents and conducting business. Internally, many organizations have adopted Internet-based systems to facilitate communications among employees and to automate internal business processes. Many organizations are adding Web-based applications to increase sales, cut costs, and improve customer service. These applications range from Web sites offering electronic brochures, to electronic acquisition of goods and services, and automated customer service and support.


        Organizations are making large investments in these applications to create meaningful and attractively presented content that informs, entertains, and communicates. Emerging applications now enable organizations to attract customers and build customer loyalty by offering dynamic, personalized content. Web-based applications for suppliers and distributors have also significantly improved business-to-business procurement, payment systems, and logistics planning. Entirely new businesses have emerged that have been developed specifically to exploit the unique characteristics of the Internet and e-commerce. International Data Corporation forecasts the U.S. Internet economy to grow from $124 billion in 1998 to $518 billion in 2002.


        Advertising revenue has also played an important role in the growth of the Internet. Attracted by increasing numbers of users, Internet-based businesses have developed that are supported primarily by advertising revenue. Traditional businesses have also realized incremental advertising spending from their Web sites. We estimate that Internet advertising spending will grow from $2.1 billion in 1998 to $7.1 billion in 2002.



        GROWTH OF INTERNET TECHNOLOGY, CONTENT AND INFRASTRUCTURE



        Organizations are supporting their Internet-based systems by investing heavily in technology, content, and infrastructure. Forrester Research estimates that spending on software and services for e-commerce alone will exceed $5.6 billion in 1998 and $35 billion by 2002. The creation of Internet content continues to grow rapidly by any measure. For example, as of the end of May 1998, the AltaVista search engine had indexed more than 140 million Web pages, an increase of more than 40 million pages in the first five months of 1998.



        The Internet uses Web and specialized servers for different tasks and forms of communications. For example, specialized servers are used for Web browsing, email, chat, news groups, file transfers, and audio and video streaming. A measure of the growth of the Internet infrastructure is the number of Web and other Internet servers that are installed. These servers respond to requests for information and manage data. We estimate that the number of Web and other Internet servers installed will grow from approximately 6.3 million in 1998 to nearly 12 million in the year 2002.



        TRANSMISSION CONTROL PROTOCOL/INTERNET PROTOCOL


        Transmission Control Protocol/Internet Protocol, which we refer to below as "TCP/IP," is a suite of communications protocols that have been adopted as a standard and enable the communications that take place on the Internet. As a standard, TCP/IP enables Internet users to adopt or acquire pre-made, "off the shelf" products, such as those of Pacific Softworks, and eliminates the need by those users to develop a proprietary communications infrastructure on their own. The TCP/IP stack is a collection of components consisting of various layers of protocols and programs that operate together to transfer data over the Internet. These protocols include the Internet Protocol, various messaging and addressing protocols, and the Transmission Control Protocol.


        Embedded systems consist of a microprocessor and related software incorporated into a product and dedicated to performing a specific set of tasks. The market for embedded Internet applications continues to grow substantially as customers deploy TCP/IP based networks. TCP/IP and related technologies are emerging as the building blocks for next-generation wired and wireless networks. According to Datapro, total industry sales of TCP/IP products are projected to grow at a compounded annual growth rate of 11.6% with industry sales rising from $1.6 billion in 1995 to $2.7 billion in 2000.


        We believe that key elements defining our market today include the following:

        - TCP/IP is a commodity type product that remains a key component of the Internet. Generic public domain software for TCP/IP is available at low cost.

        - The competitive market for TCP/IP products currently focuses on selling value-added applications, such as file transfer protocols designed to send large files over the Internet, email, and management tools that enhance the embedded protocol stack.

        - The market is migrating away from proprietary protocols to standard Internet protocols.

        - Manufacturers continue to implement Internet and Web embedded software in a growing number of consumer and industrial information appliances.

        - International market growth will ultimately outpace market growth in the United States.


        - As more powerful microprocessors become available and decrease in price, embedded systems are being used in a wider range of applications and are facilitating the development of a new generation of information appliances. Emerging embedded Internet applications for interactive entertainment, network computers, remote management and other uses may offer significant additional opportunities for embedded systems and information appliances.


        - Manufacturers of products using embedded technology must bring complex applications for embedded systems to market rapidly and economically. Developing embedded applications has evolved from a relatively modest programming task to a complex engineering effort. As more powerful and affordable microprocessors have become available, products based on them have become richer in features and functions.



        - More sophisticated software solutions are required to develop these more complex applications, frequently including a real-time operating system and Internet and Web products that provide developers with far more features, higher performance and greater productivity than those necessary or feasible for programming prior generations of microprocessors.


        - As embedded applications increase in complexity, the costs associated with providing software development, support and training of engineers are rising rapidly. In this environment, time-to-market, conformance to standards and product reliability have become critical issues for companies developing information appliances and other devices which may be connected to the Internet.


OUR PRODUCTS


        We have designed FUSION products with the developer in mind. The FUSION solution assists system developers by adding compliant Internet protocols and applications to their products. FUSION products are very flexible and portable. Our products are not dependent on any particular hardware or software. Our products are also designed for easy integration.

        Our FastTrack(TM) development products provide a pre-built "drop-in solution" that facilitates quick and easy protocol implementation within the products of our customers. FUSION FastTrack(TM) solutions provide users with a complete suite of networking tools to ease the development and porting of new projects. Our customers do not face the uncertainty of trying to determine what components will work with FUSION. Our engineers have integrated FastTrack(TM) with the processor, operating system, compiler, debugger and development board to assure a simplified and reliable drop-in solution that moves a customer's project to more rapid completion. A user need only add its application and then transfer our software to the targeted hardware or device.


        FUSION protocols products are not dependent on any particular processor. They have been and are currently being developed and integrated by us and our customers under the FastTrack(TM) product line for several families of processors including those of:



       -   Advanced Micro Devices             -   MIPS Technologies



       -   Advanced Risc Machines             -   Motorola Corporation



       -   Analog Devices                     -   NEC

       -   ARC                                -   Philips



       -   Hitachi                            -   Siemens



       -   Hyperstone                         -   ST Microsystems



       -   Intel Corporation                  -   Texas Instruments



       -   LSI Logic



Our Internet and Web server products provide an integrated suite of critical functions which feature:


        - a small sized, fast, efficient, high performance embedded Internet protocol stack,

        -  an extensive range of Internet and Web applications,


        -  custom-built software code optimized for embedded systems,



        - mature software code for the Internet products that have been tested and used in a wide variety of products by companies including Alcatel Telcom, AT&T/Lucent Technologies, Hewlett-Packard, Honeywell, Hughes Aircraft, Intel, Cisco and SGS Thomson,


        - code developed for embedded systems and information appliances with fine tuning capabilities built into the code to optimize Internet connectivity for specific applications,


        - multiple interface software support for most of the major communication chip sets, and



        - pre-built, ready to add "drop-in solutions" for easy integration of customer application software across multiple processor platforms.


        OUR INTERNET AND APPLICATION PRODUCTS


        FUSION TCP/IP. This product enables data to be transported over the Internet. Our product is not dependent on any particular processor, operating system or compiler. FUSION is high performance, small, tunable and can be readily incorporated in a customer's information appliances and other embedded products.


        FusOS. This product is our FUSION operating system. Customers may choose to use FusOS or remove it from our Internet product and replace it with any commercial operating system of their choice.


        FUSION RIP, Routing Information Protocol. RIP routers send broadcast messages onto a network and contain routing information about the network. This information is shared among all the RIP-capable routers in a network thereby allowing each router to understand where it exists in a network and where its routes lead. RIP specifies how routers exchange routing table information. Industry standards describe and prescribe the specifications required to implement RIP. Our FUSION RIP is a high-performance portable software engine that implements IP forwarding and route generation consistent with industry standards. With RIP, routers periodically exchange entire tables of routing data. Because this is inefficient, RIP is gradually being replaced by a newer protocol called Open Shortest Path First Protocol, or OSPF.



        FUSION OSPF, Open Shortest Path First Protocol. Unlike RIP, which transfers entire tables of routing data, OSPF transfers only routing information which has changed since the previous transfer. As a result, use of this protocol reduces the amount of data to be transmitted and conserves system resources. This product has been designed specifically for use in high performance multi-protocol routers.



        FUSION PPP, Point-to-Point Protocol. This application links one device to another over telephone lines and cable. This product provides a means for transmitting packets of data known as datagrams over serial point-to-point links.



        FUSION SNMP, Simple Network Management Protocol. SNMP helps to manage and control devices over the Internet. SNMP is a set of protocols that interfaces transparently into FUSION TCP/IP.



        FUSION FTP, File Transfer Protocol. This application software allows the efficient sharing of files, programs or data between devices over the Internet. FTP also provides a secure way to allow or deny access to specific files or directories among diverse systems.



        FUSION TFTP, Trivial File Transfer Protocol. This product is a subset of FTP that allows the efficient transfer of files among diverse host systems without the extended features and potential overhead or consumption of computing resources associated with FTP. TFTP is designed with small size and easy implementation in mind for devices with minimal memory.


        FUSION Telnet. This product is a general, bi-directional oriented communications application which allows a standard method of interfacing or connecting terminal devices and terminal-oriented processes to each other. This application software can be used for terminal-to-terminal and/or application-to-application communications.


        FUSION SMTP, Simple Mail Transfer Protocol. This product is a protocol used for sending email messages between or among servers on a network. SMTP is independent of any transmission protocol or operating system and only requires a reliable data stream. We have designed FUSION SMTP to be small, efficient and easy to implement in virtually any environment.



        FUSION POP3, Post Office Protocol Version 3. This software provides messaging capability within products or systems that do not have the memory or other resources to use SMTP or where there is no continuous Internet connection. POP3 is typically used to access and retrieve email that is being held on a mail server. Most email applications, sometimes called an email client, use a POP Protocol. POP3 is independent of any transport protocol or operating system. We have designed FUSION POP3 to be a small, efficient messaging client that is easy to implement in environments where memory and system resources are sparse.



        FUSION BOOTP, Bootstrap Protocol. BOOTP provides a secure way to allow or deny access to specific files or directories among diverse systems. This Internet protocol enables a diskless device to discover its own IP address, the IP address of a BOOTP server on the network and a file to be loaded into memory to activate or boot the device. This application software allows the efficient sharing of files, programs or data among diverse host systems.



        FUSION DHCP, Dynamic Host Configuration Protocol. This protocol assigns dynamic addresses to devices linked to the Internet. With dynamic addressing, a device can have a different address every time it connects to the Internet. DHCP also supports a mix of fixed and dynamic Internet addresses. Dynamic addressing simplifies network administration because the software keeps track of the addresses rather than requiring an administrator to manage the task. This means that a device can be added to the Internet without the difficulties associated with manually assigning it a unique address. Many Internet service providers use dynamic addressing for dial-up users.

        OUR WEB PRODUCTS


        FUSION WebPilot Micro Browser(TM). Our FUSION WebPilot Micro Browser(TM) is an embedded browser aimed at applications like set-top boxes, wired and wireless telephones, other hand-held information appliances, kiosks and other remote Internet information appliances. This application has been designed for limited memory environments and is independent of the operating system, processor or compiler. It has been designed to be applicable across diverse computer systems and environments.



        Unlike other browsers based on Windows(R), the FUSION WebPilot Micro Browser(TM) is designed for applications where space and computing resources are limited. Unlike other browsers, the FUSION WebPilot Micro Broswer(TM) is not a modified or simplified version of existing PC code. Our browser has also been designed specifically for embedded applications. We believe that our product is the only embeddable Web browser that currently can make this claim. Our product will provide full browsing capabilities in an embedded environment without needing a full PC-type operating system such as Microsoft Windows(R) NT. In addition to browsing capabilities, the FUSION WebPilot Micro Browser(TM) will include email and e-commerce applications.



        The FUSION WebPilot Micro Browser(TM) has its own embedded windowing and graphical support. These features allow users to create custom designs and custom fonts and icons. We believe that these features are particularly important in addressing foreign languages such as Japanese and in developing branded presentation screens for customers.



        We have designed the FUSION WebPilot Micro Browser(TM) to permit incorporation of various add-on modules. Our browser will have a functionality and presentation similar to those of the much larger PC-based browsers such as Internet Explorer and Netscape but will have substantially reduced memory requirements. We intend actively to market and deliver the FUSION WebPilot Micro Browser(TM) during the third quarter of 1999.



        FUSION Embedded Web Server. This application software provides Web servers with the capability to monitor and manage any Internet connected device through the Web. Examples of devices which could incorporate this product include:


        -  video cameras,

        -  vending machines,


        -  utility power meters,


        -  medical equipment, and

        -  other remote devices.


The FUSION Web Server is compatible with the FUSION WebPilot Micro Browser(TM) and other standard browsers including Netscape, Mosaic and Internet Explorer. We intend actively to market and deliver the FUSION Web Server version 1.0 during the fourth quarter of 1999.

OTHER PRODUCTS WE INTEND TO MARKET


        Over the next 12 to 18 months we intend to introduce and market the products described below:

        FUSION 5. This product is our major TCP/IP upgrade. It will contain major enhancement, significant improvements to our existing version and compliance with changing industry standards.



        FUSION Mobile IP. We are designing this product for use within wireless and cellular applications. Internet protocols do not currently operate efficiently in wireless environments. We are designing Mobile IP to handle information processing delays and interruptions associated with Internet protocols in wireless applications.



        FUSION IPsec. This product is the FUSION IP security protocol suite which provides privacy and authentication services at the Internet Protocol layer. IPsec will use advanced encryption technology and is designed to provide secure financial and e-commerce transactions from information appliances over the Internet.



        FUSION Satellite IP. FUSION Satellite IP is being designed to handle communication over satellite links for uplink and downlink modes and will adapt to the delays inherent in satellite communications. We expect this product to add the power and scalability required for Internet protocols to work in a slow-start or delayed environment such as in satellites and set-top boxes.



        FUSION MultiLink PPP. MultiLink PPP will allow users to broadcast data simultaneously to multiple devices within different operating environments and will allow users to transfer more data by combining available links. MultiLink PPP will extend the features and capabilities of PPP over multiple links or channels. We expect to design both FUSION PPP and MultiLink PPP modules for use within any major embedded processor.


SERVICES AND SUPPORT

        Pacific Softworks seeks to provide comprehensive customer service and support which help customers realize the value and potential of our products.

        TRAINING CLASSES

        We offer several training courses and workshops for an additional fee. We provide courses monthly at our executive office in California or in the United Kingdom. We also provide training courses at customer sites. We tailor these training courses to meet specific customer needs and schedules.

        TECHNICAL SUPPORT

        Our technical support staff assists customers with problems and questions in the installation and use of our products. We bundle technical support with product updates and maintenance on an annual fee basis.

        ENGINEERING SERVICES


        We provide a number of services on a fee-for-service basis including application-level consulting, customization and porting to proprietary semiconductor architectures. We coordinate and perform these services in North America, Japan and Europe.


INDUSTRY COLLABORATION


        Pacific Softworks works with various companies in jointly developing products for the Internet market for those companies and their customers. The nature of this work is generally a process of informal collaboration that does not require written agreements or ongoing legal obligations. We have described some of our more significant collaborations below. We plan to continue developing these and other relationships.


        INTEL. Under a program called "wired for manageability," Intel has worked with Pacific Softworks and has incorporated FUSION Internet software products into various Intel products.

        MOTOROLA. Pacific Softworks and Motorola have collaborated for a number of years on providing Internet connectivity for most of the Motorola product families. Pacific Softworks has provided Internet solutions for Motorola customers. In return members of the Motorola sales force and application engineers have recommended Pacific Softworks as a solution partner to their customers.

        ST MICROELECTRONICS. ST Microelectronics has worked with Pacific Softworks in the United States and Europe on incorporating our products with the set-top boxes, cable modems and other product designs of ST Microelectronics.

        ADVANCED RISC MACHINES. Advanced RISC Machines and Pacific Softworks have worked together to incorporate FUSION products onto the ARM7 development board, a foundation used for the development of other products. ARM recommends Pacific Softworks products to its customers.

        TEXAS INSTRUMENTS. Since late 1998 Texas Instruments has been evaluating the FUSION Protocols on its set-top box development board. We are currently discussing joint development for new Texas Instruments products. In addition, FUSION Internet protocols have been incorporated into digital signal processors of Texas Instruments.


        ANALOG DEVICES INC. Analog has licensed our email technology for use in conjunction with its SHARC chip set. The license is royalty bearing. These digital signal processors are targeted at a variety of communications applications including digital television and video phones. Our software will be bundled with the chip set that will also form part of Analog's SHARC development platform design. We expect to work with Analog to meet the requirements of its customers and to work on joint developments for the next generation of information appliance technology.


TOOLS AND OPERATING SYSTEM COLLABORATION

        We currently work or collaborate with the following companies in developing and expanding our FastTrack(TM) suite of products:

        GREENHILLS SOFTWARE. Several of our FastTrack(TM) developer kits use the GreenHills' tools suite. These products provide a robust development environment that is well accepted in the embedded market.



        EXPRESS LOGIC. We have worked with Express Logic for about two years. We believe that Express Logic has superior real-time operating systems products for the embedded market. Most of our FastTrack(TM) solutions are built using this real-time operating system. In addition, with the exception of Germany and Switzerland, Pacific Softworks distributes Express Logic software code on a nonexclusive basis worldwide.


        DIAB DATA CORPORATION. Pacific Softworks has worked with Diab Data for over three years on Motorola platforms. Diab Data is a leading supplier of software tools for Motorola based products.


        SOFTWARE DEVELOPMENT SYSTEMS. Pacific Softworks has collaborated with Software Development Systems to use the Software Development Systems compiler for Motorola platforms. Based on information available to us, we believe that Software Development Systems has over 50% of compiler sales for Motorola products.



        GAIO JAPAN. GAIO is one of the largest suppliers of integrated tools in Japan. We are currently building our Hitachi FastTrack(TM) products with the complete tools suite from GAIO. In return we believe we have become the Internet software supplier of choice for GAIO.


WIDE AREA NETWORK COLLABORATION


        NEXT LEVEL. Next Level and Pacific Softworks have recently co-developed a complete router reference platform with Motorola for the small office/home office market. This router reference platform is being reviewed by 3COM and other companies. The collaboration is continuing for other wide area network products. Pacific Softworks is a worldwide value added reseller for Next Level. The combination of our products with those of Next Level provides a complete WAN/LAN solution for the products manufactured by our customers.



         UNISOFT JAPAN. Unisoft is experienced in developing and integrating Internet and Web protocols for customer applications. Unisoft also provides wide area network solutions for the Japanese market. Pacific Softworks and Unisoft have cooperated on several joint developments involving our FUSION WebPilot Micro Browser(TM) within automobile navigation systems.


CUSTOMERS


        Since 1992, Pacific Softworks has licensed its products to over 400 companies around the world. In the last three fiscal years those customers have included Alcatel, AT&T/Lucent Technologies, Cisco Systems, Cocom, General Instruments, Hewlett Packard, Honeywell, Intel and SGS Thomson Microelectronics.


        No single customer accounted for more than 10% of our total revenue in 1997 or 1998.

MARKETING, SALES AND DISTRIBUTION


        In North America, Europe and Japan, we market our products and services primarily through our own direct sales organization, which consists of salespersons and field application engineers. As of June 30, 1999, Pacific Softworks had three domestic salespersons and field application engineers located in North America, one salesperson and field application engineer in Europe and two salespersons in Japan.


        We distribute our products in Japan through a wholly owned subsidiary, Network Research Corporation Japan. We have licensed our products exclusively to Network Research for distribution in Japan.


        We have appointed international distributors to serve customers in regions not serviced by our direct sales force. We also collaborate with semiconductor and software vendors and work closely with a number of system integrators worldwide. We believe these relationships enable us further to broaden the geographic and market scope for our products.



        Revenue from international sales represented approximately 52% and 58% of our total revenue in fiscal 1997 and 1998. Revenue from international sales represented approximately 57% of our total revenue for the three months ended March 31, 1999.



        Pacific Softworks has experienced and expects to continue to experience, significant seasonality of revenue resulting primarily from customer buying patterns and product development cycles. We have generally experienced the strongest demand for our products in the fourth quarter of each fiscal year and the weakest demand in the first quarter of each fiscal year. Quarterly revenue has typically decreased in the first quarter of each fiscal year from the fourth quarter of the prior fiscal year.


COMPETITION


        The embedded Internet and Web-based software industry is highly competitive and is characterized by rapidly advancing technology. We believe that competition in our markets is based on:


        -  product capabilities,

        -  price/performance characteristics,

        -  product portability,

        -  ease of use, and

        -  support services and corporate reputation.

        We compete with other independent software vendors, including Wind River Systems, Inc., Integrated Systems, Inc., Mentor Graphics, Inc. (through its acquisition of Microtec/Ready Systems), Microware Systems Corporation and Microsoft Corporation. In addition, hardware or other software vendors could seek to expand their product offerings by designing and selling products that directly compete with or adversely affect sales of our products.

        Many of our existing and potential competitors have substantially greater financial, technical, marketing and sales resources than we have. We are aware of ongoing efforts by competitors to emulate the performance and features of our products and we can provide no assurance that competitors will not develop equivalent or superior technology to that of Pacific Softworks.

        Because we have been substantially dependent on our TCP/IP family of Internet products and services, the effects of competition could be more adverse on us than would be the case if we had a broader product offering. In addition, competitive pressures could cause us to reduce the prices of our products, which would result in reduced profit margins. We cannot assure you that we will be able to compete effectively against our current and future competitors. If we are unable to compete successfully, our business, financial condition and operating results would be materially adversely affected.


PRODUCT DEVELOPMENT AND ENGINEERING

        The embedded software industry faces a fragmented market characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. We believe that our success will depend in large part on our ability to:

        -  maintain and enhance our current product line,

        - develop and introduce in a timely manner new products that take advantage of technological advances,

        -  identify and implement emerging standards,

        - offer products across a spectrum of microprocessor families used in the embedded systems market, and

        - support sustained marketing and promotion of brand identity and product lines.


        During 1997 and 1998 we incurred product development and engineering expenses of $834,049 and $851,568. In the three months ended March 31, 1999, product development and engineering expenses totaled $323,824. We intend to increase our commitment to product development and engineering for 1999 from the proceeds of this offering.



        Pacific Softworks has from time to time experienced delays in the development of new products and the enhancement of existing products. These delays are commonplace in the software industry. We cannot assure you that we will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change and changes in customer requirements. We also cannot assure you that our enhanced or new products will adequately address the changing needs of the marketplace. The inability of Pacific Softworks, due to resource constraints or technological or other reasons, to develop and introduce new products or product enhancements in a timely manner could have a material adverse effect on our business, financial condition or operating results.


        From time to time, we or our competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing products. We cannot assure you that announcements of currently planned or other new products by us or others will not cause customers to defer purchasing existing products. Any failure by Pacific Softworks to anticipate or respond adequately to changing market conditions, or any significant delays in product development or introduction, could have a material adverse effect on our business, financial condition and operating results.

        As a result of their complexity, software products may contain undetected errors or compatibility issues, particularly when first introduced or as new versions are released. Despite testing by us and testing and use by current and potential customers, it is always possible for errors to be found in new products after shipments to our customers. The occurrence of these errors could result in loss of or delay in market acceptance of our products, which could have a material adverse effect on our business, financial condition and operating results.

        Our products are increasingly used for applications in systems that interact directly with the general public, particularly applications in transportation, medical systems and other markets where the failure of the embedded system could cause substantial property damage or personal injury. This failure of our products could expose Pacific Softworks to significant product liability claims. In addition, our products may be used for applications in mission-critical business systems where the failure of the embedded system could be linked to substantial economic loss. Although Pacific Softworks has not experienced any product liability or economic loss claims to date, the sale and support of our products entail the risk of these claims.


PROPRIETARY RIGHTS

        Our success is heavily dependent upon our proprietary technology. We rely on a combination of:

        -  copyright,

        -  trade secret and trademark laws,


        -  nondisclosure agreements,



        -  other contractual restrictions on copying or distribution, and


        -  technical measures

to protect our software, documentation and other written materials.


        As a part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. End user licenses of our software are frequently in the form of source license agreements, which are signed by licensees and which we believe may be enforceable under the laws of many jurisdictions.


        Despite our efforts to protect our proprietary rights, unauthorized third parties may be able to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. We can provide you with no assurance that competitors will not independently develop technologies that are substantially equivalent or superior to ours. Policing unauthorized use of our products is difficult. We are unable to determine the extent to which software piracy of our products exists. Software piracy, however, can be expected to be a continuing and persistent problem.

        We believe that, due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important to establishing and maintaining a technology leadership position within the industry than are the various legal protections of our technology.

        As the number of patents, copyrights, trademarks, trade secrets and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. We can provide you with no assurance that third parties will not assert infringement claims against us in the future. Any of these claims with or without merit could:

        -  be time consuming,

        -  result in costly litigation,

        -  cause product shipment delays, or


        -  require us to enter into unwanted royalty or licensing agreements.


These royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, which could have a material adverse effect on our business, financial condition and operating results.


        In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of Pacific Softworks, could result in significant expense to Pacific Softworks and divert the efforts of our technical and management personnel from productive tasks.


        The outcome or settlement of any litigation may require us to:


        -  pay substantial damages,

        -  discontinue the use and sale of infringing products,


        -  expend significant resources to develop noninfringing technology, or



        - obtain a license to the infringing technology or grant a license of our technology to others.



Any of these events could have a material adverse effect on our business, financial condition and operating results.


MANUFACTURING AND BACKLOG


        Our manufacturing operation consists of assembling, packaging and shipping the software products and documentation needed to fulfill each order. We manufacture our source code and duplicate compact disks in our California facility. We use outside vendors to print documentation and manufacture packaging materials. We believe that backlog is not a meaningful indicator of revenue that can be expected in future periods.


EMPLOYEES


        As of July 7, 1999, Pacific Softworks employed 29 persons full-time, including six in sales and marketing, 20 in product development, engineering and support , including seven consulting engineers, and three in management, operations, finance and administration. Of these employees, 26 are located in North America, two are located in Japan and one is located in Europe. None of our employees are represented by a labor union or is subject to a collective bargaining agreement. We have never experienced a work stoppage. We believe that relations with our employees are good.


PROPERTIES


        Our executive offices are located in a leased facility in Newbury Park, California consisting of approximately 11,500 square feet of office space. The lease for this facility expires in September 2000. Our monthly lease payment is approximately $8,500. In Japan we have subleased space of approximately 700 square feet at a monthly rate of approximately $2,000 on a month to month basis. We believe that these facilities are adequate for our current needs and for expected personnel additions over the next 18 months. In the United Kingdom our representative operates from facilities that are secured by him and which entail no material ongoing obligation by Pacific Softworks.

LEGAL PROCEEDINGS


        In June 1999 we were served with a summons and complaint by United States Software Corporation. The suit was filed in the United States District Court of the district of Oregon, Case Number CV 99-496. The complaint also names Glenn Russell, Laura Russell and Luke Systems International, Inc. as additional defendants. United States Software alleges:



        -  copyright infringement,



        -  misappropriation of trade secrets,



        -  breach of contract,



        -  fraud, and



        -  unfair competition.



        The complaint alleges that in November 1996 Pacific Softworks, Glenn Russell and Laura Russell improperly obtained the source code of two copyrighted computer programs and incorporated that source code along with other trade secrets of United States Software within our FUSION products. In the suit United States Software demands a jury trial and principally seeks:



        - to enjoin us and the other defendants from copying or distributing its computer code,



        - to enjoin us and the other defendants from disclosing its trade secrets,



        - orders from the court requiring us to destroy, or the court to impound, all files and media containing trade secrets of United States Software,



        - damages in an amount not yet ascertained but more than $1 million, and



        -  punitive damages and attorney fees.



        On July 1, 1999 we filed an answer to the complaint. We intend to defend this lawsuit vigorously. Because we have currently not undertaken any discovery in this action, we are unable to determine the extent to which we may have exposure to liability. If the action proceeds to trial and a jury or judge decides against us we may, in addition to incurring costs of suit and other monetary damages, be enjoined from selling TCP/IP products which constitute the majority of our current product line. Even if we are not enjoined from selling those products the outcome of this litigation if decided against us could have a material adverse effect on our business, results of operation and financial condition.



        In June 1999 Glenn Golenberg and Marc Guren notified us in writing through their legal counsel that they are evaluating for possible legal action a claim against us for an option to acquire 10% of outstanding, fully diluted shares of Pacific Softworks as of June 18, 1998 for $400,000. This claim arises out of a June 1998 letter agreement between Golenberg & Co., merchant bankers, and Pacific Softworks. In that letter, Golenberg & Co. undertook to create for us a business plan, to develop a comprehensive financing plan and to perform other related services. Golenberg & Co. has asserted that it is entitled to the option based on the services it has allegedly provided to us. We believe that Golenberg & Co. has not fulfilled the conditions required to vest the option.
If we are compelled to litigate or arbitrate this claim we intend to defend ourselves vigorously. If however Golenberg & Co. is successful in the pursuit of its claim, it may be awarded an option to purchase up to 320,000 shares of our common stock at a price of about $1.25 per share.

        Except for the actions described above, we are not currently a party to any material legal proceedings.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of Pacific Softworks are:


Name                       Age    Position
----                       ---    --------
Glenn P. Russell            44    Chairman, President and Chief Executive Officer
William E. Sliney           60    Chief Financial Officer
Chaim Kaltgrad              45    Vice President - Program Management
Mark Sewell                 37    Vice President - Business Development
Sandra J. Garcia            37    Vice President - North American Sales
Robert G. J. Burg II        42    Director
Wayne T. Grau               50    Director
Reuben Sandler, Ph.D.       62    Director
Joseph Lechman              32    Secretary



        Glenn P. Russell. Mr. Russell has been our chairman, president and chief executive officer since 1992. Before 1992 he had various sales and marketing positions at IBM, Unisys and Network Research Corporation, a predecessor of Pacific Softworks. Mr. Russell is also an officer and director of Luke Systems International, a distributor of electronic components. Luke Systems International is controlled by Mr. Russell's spouse. Mr. Russell devotes substantially all of his time to Pacific Softworks. Mr. Russell was educated in the United Kingdom.


        William E. Sliney. Mr. Sliney has been our chief financial officer since April 1999. Before joining us, Mr. Sliney was the chief financial officer for Legacy Software Inc. from 1995 to 1998. From 1993 to 1994, Mr. Sliney was chief executive officer for Gumps. Mr. Sliney received his masters in business administration from the University of California at Los Angeles.


        Chaim Kaltgrad. Mr. Kaltgrad has been our vice president - program management since May 1999. From 1992 to 1999, Mr. Kaltgrad was a consultant for Lockheed Martin Corporation. From 1997 to 1998, Mr. Kaltgrad was also a consultant at Demo Systems. He received a masters degree in computer science from California State University Northridge and a bachelors of mathematics and computer science from the University of California at Los Angeles.


        Mark Sewell. Mr. Sewell, a resident of the United Kingdom, has been the general manager for our European operations since 1996, with responsibility for European sales and business development. For over two years prior to 1996, he was the business and support manager for the Asia Pacific region of PictureTel, Inc. He received his masters degree in electrical and electronic engineering from the University of Canterbury.


        Sandra J. Garcia. Ms. Garcia joined us in 1993 as our regional sales manager and became vice president - North American sales in 1996. Ms. Garcia graduated with a degree in business administration from Santa Barbara College.


        Robert G. J. Burg II. Mr. Burg has been a director of Pacific Softworks since January 1999. He has been the president of Profile Sports, a corporate sports and outing entertainment business, since 1998. For more than five years before that he served as president, senior vice president and in other managerial positions at Royal Grip, Inc., a manufacturer and distributor of golf grips and sports headwear. Mr. Burg received a bachelor of arts degree from the University of Colorado. He currently serves on the boards of directors of EMD/Empyrean Diagnostics, Ltd. and Royal Precision, Inc.


        Wayne T. Grau. Mr. Grau has been a director of Pacific Softworks since January 1999. He has been the president and chief executive officer of Fielding Electric, Inc. since 1981. He is currently a member of the Los Angeles Chapter membership committee of the National Electrical Contractors Association, a trustee for the Joint Apprenticeship Training Committee and a trustee for the Los Angeles Electrical Training Trust.

        Reuben Sandler, Ph.D. Dr. Sandler has been a director of Pacific Softworks since January 1999. He has been the president and chief information officer for MediVox, Inc., a medical software development company, since June 1997. From 1989 to 1996, he was an executive vice president for R&D Laboratories, Inc. Dr. Sandler received a Ph.D. from the University of Chicago and is the author of four books on mathematics. He currently serves on the boards of directors of MediVox, Inc. and Alliance Medical Corporation and is an advisor to the board of directors of R&D Laboratories, Inc.


        Joseph Lechman. Mr. Lechman has been our secretary since March 1999. He is a principal in the law firm of Gose & Lechman and has been practicing law in Ventura County, California since 1991. Mr. Lechman received his bachelor of arts degree in business administration from California State University at Fullerton. He received his juris doctorate from Pepperdine University School of Law and obtained a masters of law in taxation from the New York University School of Law. He was admitted to the State Bar of California in 1990.


BOARD OF DIRECTORS


        We currently are authorized to have five persons on our board of directors. We have four persons serving as directors and one vacancy. We have no current intention to appoint any person to fill that vacancy however we may do so if a suitable candidate becomes available. Our directors are elected for a one year term. Each director holds office until the expiration of his term, until his successor has been duly elected and qualified or until the earlier of his resignation, removal or death. Each officer serves at the discretion of the board of directors. There are no family relationships among any of our directors or officers. We will maintain at least three independent outside directors on our board who are not officers or employees of Pacific Softworks and who do not have any material business or professional relationship with us or any of our affiliates.



        Our directors receive $200 for attending meetings of the board of directors. We will also reimburse our directors for actual and reasonable out of pocket expenses incurred when attending board of directors and committee meetings. Directors who are not employees are eligible to participate in the 1998 Equity Incentive Program. Each of our three nonemployee directors received options to purchase 15,000 shares of common stock following his election to the board of directors as indicated in the table below.

                           Number of Securities
                            Underlying Options
     Name                        Granted              Exercise Price         Expiration Date
     ----                  --------------------       --------------         ---------------
Robert G. J. Burg                 15,000                  $5.00               April 30, 2004

Wayne Grau                        15,000                  $5.00               April 30, 2004

Reuben Sandler                    15,000                  $5.00               April 30, 2004


COMMITTEES OF THE BOARD OF DIRECTORS


        The board of directors maintains a compensation committee and an audit committee. The compensation committee is composed of Robert Burg, chair, Reuben Sandler and Wayne Grau. The audit committee is composed of Reuben Sandler chair, Robert Burg and Wayne Grau. The compensation committee reviews and makes recommendations to the board of directors on compensation matters, including bonuses, of our officers and administers the grants under our equity incentive program. The audit committee:


        - reviews the scope of the audit procedures employed by our independent auditors,

        - reviews our accounting practices and policies with our independent auditors,

        -  recommends to whom reports should be submitted within Pacific
           Softworks,

        -  reviews with the independent auditors their final audit reports,


        - reviews our overall accounting and financial controls with our internal and independent auditors,


        - has its members available to the independent auditors for consultation,

        -  approves the audit fee charged by the independent auditors,

        - reports to the board of directors with respect to the matters described above, and

        -  recommends the selection of the independent auditors.

EXECUTIVE COMPENSATION


        The following table sets forth summary information concerning the compensation we paid for services rendered to us during 1998, 1997 and 1996 by our chief executive officer, vice president of business development and vice president for sales, or the named executive officers, rendered during the fiscal years ended December 31, 1998, 1997 and 1996. No other executive officer of Pacific Softworks earned or was paid compensation of more than $100,000 in the year ended December 31, 1998.

                                  SUMMARY COMPENSATION TABLE


                                                Year                Annual Compensation
                                               ended      ------------------------------------
Name and Principal Position                    Dec. 31     Salary         Bonus         Other
---------------------------                    -------    --------      --------      --------
Glenn P. Russell                                1998      $207,692      $     --      $ 80,637
     Chairman, President, Chief Executive       1997       215,384            --       343,757
     Officer  and Chief Financial Officer       1996       162,502            --       111,500

Mark Sewell                                     1998       134,823            --       262,500
     Vice President - Business Development      1997       115,886            --            --
                                                1996        58,162            --            --

Sandra J. Garcia                                1998       120,443            --       262,500
     Vice President - North American Sales      1997       154,563            --            --
                                                1996       175,750            --            --



        Other compensation for Mr. Russell represents distributions which we made to him in excess of his base salary while we were a subchapter S corporation. In February 1999 Pacific Softworks terminated the subchapter S election and became subject to taxation at the corporate level. Mr. Russell currently has an annual salary of $200,000.



        In July 1998 Pacific Softworks granted to each of Mark Sewell and Sandra
J. Garcia options to purchase 70,000 shares of common stock. These options were fully exercisable as of the date of grant. The calculations of the value of the unexercised options reflected in the above table under "Other" are based on the difference between the fair market value per share of the common stock on December 31, 1998, approximately $5.00, and the $1.25 exercise price of each option multiplied by the number of shares covered by the option.


OPTION GRANTS IN 1998


        The following table sets forth each grant of nonqualified stock options to named executive officers during the fiscal year ended December 31, 1998.


              OPTION GRANTS FOR FISCAL YEAR ENDED DECEMBER 31, 1998


                          Number Of        Percent Of Total
                          Securities         Options/SARs
                          Underlying          Granted to
                         Options/SARs        Employees in      Exercise       Expiration
Name                       Granted         Fiscal Year 1998      Price           Date
----                     ------------      ----------------    --------    -----------------
Mark Sewell                 70,000                50%            $1.25     December 31, 2003
Sandra J. Garcia            70,000                50%            $1.25     December 31, 2003



The options may be exercised at any time during their term. There were no options exercised in during 1998.

EQUITY INCENTIVE PROGRAM


        Our 1998 equity incentive program was adopted by the board of directors and approved by stockholders in April 1998. We have authorized a total of 330,000 shares of common stock for issuance under this plan. As of December 31, 1998, no options were granted under the equity incentive program. As of May 31, 1999, we granted options to purchase 328,000 shares of common stock under the program to employees, officers and directors.



        Under the equity incentive program, employees, nonemployee members of the board and consultants may be awarded options to purchase shares of common stock, stock appreciation rights, restricted shares or stock units. Options may be incentive stock options designed to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options designed not to meet those requirements. If restricted shares or shares issued upon the exercise of options granted under this plan are forfeited, then these shares will again become available for awards under the equity incentive program. If stock units, options or stock appreciation rights granted under the equity incentive program are forfeited or terminate for any other reason before being exercised, then the corresponding shares will again become available for awards under the equity incentive program.


        The equity incentive program is administered by the compensation committee of the board of directors. This committee has complete discretion to:

        -  determine who should receive any award,

        - determine type, number, vesting requirements and other features and conditions of an award,

        -  interpret the equity incentive program, and

        - make all other decisions relating to the operation of the equity incentive program.


        The exercise price for statutory and incentive stock options granted under the equity incentive program may not be less than 85% or 100%, respectively, of the fair market value of the common stock on the option grant date and may be paid in cash or in outstanding shares of common stock. Holders may exercise options by using a cashless exercise method, a pledge of shares to a broker or promissory note. The payment for an award of newly issued restricted shares will be made in cash, by promissory note or the rendering of services.


        The committee has the authority to modify or extend outstanding options and stock appreciation rights. The committee may also accept the cancellation of outstanding options or stock appreciation rights in return for a grant of new options or stock appreciation rights for the same or a different number of shares at the same or a different exercise price.

        If there is a change in control of Pacific Softworks, an award will become fully exercisable as to all shares subject to an award if the award is not assumed by the surviving corporation or its parent and the surviving corporation or its parent does not substitute such award with another award of substantially the same terms. In the event of an involuntary termination of service within 18 months following a change in control, all of the awards then outstanding and not vested will then be fully vested.

        A change in control includes:

        - a merger or consolidation of Pacific Softworks after which our then current stockholders own less than 50% of the surviving corporation,

        -  sale of all or substantially all of the assets of Pacific Softworks,

        - a proxy contest that results in replacement of more than one-third of the directors over a 24-month period, or


        - acquisition of 50% or more of our outstanding stock by a person other than a trustee of our equity incentive program or a corporation owned by the stockholders of Pacific Softworks in substantially the same proportions as their stock ownership in Pacific Softworks.

In the event of a merger or other reorganization, outstanding options, stock appreciation rights, restricted shares and stock units will be subject to the agreement of merger or reorganization, which may provide for:

        - the assumption of outstanding awards by the surviving corporation or its parent,

        - their continuation by Pacific Softworks (if Pacific Softworks is the surviving corporation),


        -  accelerated vesting and


        - for settlement in cash followed by cancellation of outstanding awards.

        The board of directors may amend or terminate the equity incentive program at any time. Amendments may be subject to stockholder approval to the extent required by applicable laws. The equity incentive program will continue in effect unless otherwise terminated by the board of directors.


        In May 1999 the board of directors voted to grant our officers and other employees options to purchase 283,000 shares of common stock under our equity incentive program. These options have a term of five years and vest at the rate of 2% per month from the date of grant over a period of 36 months, after which they vest in full. These options may not be exercised until after 30 days from the date of this offering.



        The table below sets forth grants of options in May 1999 under our equity incentive program to our named officers:



          OPTION GRANTS IN MAY 1999 UNDER OUR EQUITY INCENTIVE PROGRAM




                                                     Percent of
                                                       Total
                                    Number of         Options
                                     Options         Granted to       Exercise     Expiration
Name                                 Granted         Employees         Price          Date
----                               -----------     ----------------   --------    --------------
Glenn P. Russell                      30,000            10.6%           $5.50     April 30, 2004

William E. Sliney                     12,000             4.2%           $5.00     April 30, 2004

Chaim Kaltgrad                        12,000             4.2%           $5.00     April 30, 2004

Mark Sewell                           12,000             4.2%           $5.00     April 30, 2004

Sandra J. Garcia                      12,000             4.2%           $5.00     April 30, 2004

Joseph Lechman                        12,000             4.2%           $5.00     April 30, 2004

CONSULTANTS



        From April 1998 through January 1999, Georgette W. Pagano served as a member of the board of directors of Pacific Softworks. Ms. Pagano is the sister of Laura Russell, the spouse of Glenn P. Russell, our president and chief executive officer. In January 1998, Ms. Pagano purchased 200,000 shares of common stock from Mr. Russell for $250,000. The purchase price is evidenced by a promissory note dated January 25, 1998. The note bears interest at the rate of 10% per annum and is due and payable February 1, 2001. The note permits the return of the shares in lieu of payment. In April 1999, Ms. Pagano was retained by Pacific Softworks to establish a shareholder relations program and to prepare and organize due diligence materials in connection with this offering. We are paying Ms. Pagano $5,000 per month through July 1999, or a total of $20,000, for these services and we have granted her warrants to purchase 12,500 units. The terms of her units are identical to those sold in this offering and may be exercised at any time over a period of 60 months commencing from the date of this prospectus at a price of $5.25 per unit. In January 1998, Ms. Pagano sold 140,000 of her shares to John P. McGrain for $175,000. The purchase price is evidenced by a promissory note payable on February 1, 2001. The terms of this promissory note are substantially the same as those contained within the promissory note which Ms. Pagano delivered to Mr. Russell. Since the fall of 1998 Mr. McGrain has provided us with advice on corporate, financial and administrative matters, including matters related to this offering. We have not compensated Mr. McGrain for these services.


                              CERTAIN TRANSACTIONS


        In March 1996, Pacific Softworks agreed with a former officer, director and principal stockholder to a buyout of his employment agreement and Glenn P. Russell agreed to purchase all of that former officer's shares of common stock of Pacific Softworks. Pacific Softworks and that former officer also entered into a consulting agreement and that former officer agreed not to compete with Pacific Softworks. Pacific Softworks paid the former officer $314,286 for each of 1997 and 1998. Our agreement with this former stockholder restricts us from making any distributions to stockholders, other than those necessary for tax liabilities resulting from corporate earnings during the time we were an S corporation. Our obligations to the former stockholder are secured by substantially all of the outstanding shares of common stock of Pacific Softworks owned by Glenn P. Russell and all assets of Pacific Softworks. As of July 1999 Pacific Softworks is obligated to pay approximately $43,000 to that former officer.


        In December 1998, Luke Systems International, a company controlled by the spouse of Glenn P. Russell, loaned Pacific Softworks $100,000 interest free. In March 1999, Pacific Softworks repaid the loan.


        We rent a portion of our premises to Luke Systems International. We believe the terms of occupancy to be favorable to us. We expect this affiliated company to relocate to other premises before September 30, 1999.



        At July 1, 1999 we owed a bank approximately $250,000 for advances that we obtained under a line of credit. Glenn P. Russell has provided our bank with his personal guarantee and we have collateralized our accounts receivable as security for these advances. This amount will be repaid from proceeds of this offering.



        During 1996, 1997 and 1998 we employed our chief executive's mother, a resident of the United Kingdom, to perform various administrative and managerial tasks for us within that country. We paid her $57,885 in 1997 and $105,769 in 1998. She ceased to be our employee in the fall of 1998.



        Pacific Softworks believes that the transactions described above, other than the employment of the mother of Glenn P. Russell, were made on terms no less favorable to Pacific

Softworks than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors who do not have an interest in the subject transactions and who have had access (at our expense) to our counsel or other independent legal counsel. All future material affiliated transactions will be made on terms no less favorable to Pacific Softworks than could be obtained from unaffiliated third parties.


        Our articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California General Corporation Law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.


        Our bylaws require us to indemnify our directors, officer, employees and agents to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify these officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.



        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and control persons of Pacific Softworks under the provisions described above, or otherwise, Pacific Softworks has been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.


                             PRINCIPAL STOCKHOLDERS


The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the units offered by this prospectus, by:


        - each person who is known by Pacific Softworks to own beneficially more than 5% of our outstanding common stock,


        -  each of our executive officers and directors and


        -  all executive officers and directors as a group.


        Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock shown.

                                                               Percentage of
                                          Number of          Shares Outstanding
                                            Shares         ----------------------
     Name and Address of                 Beneficially       Before        After
      Beneficial Owner                      Owned          Offering      Offering
     -------------------                 ------------      --------      --------
Glenn P Russell .......................    3,000,000         90.91%         70.59%
William E Sliney ......................            *             *              *
Chaim Kaltgrad ........................            *             *              *
Mark Sewell ...........................       70,000          2.08           1.62
Sandra J Garcia .......................       70,000          2.08           1.62
Robert G J Burg II ....................       15,000             *              *
Wayne T Grau ..........................       15,000             *              *
Reuben Sandler, PhD ...................       15,000             *              *
Joseph Lechman ........................            *             *              *
IAT Resources Corp. ...................      200,000          5.88           4.60
All directors and executive
  officers as a group (9 persons) .....    3,185,000         91.39%         71.82%

--------------
* Less than 1%.


        The address of each officer and director is 703 Rancho Conejo Boulevard, Newbury Park, California 91320. The address of IAT Resources Corp. is 5757 Wilshire Boulevard, Penthouse, Los Angeles, California 90036.



        In the foregoing table, the common stock beneficially owned by


        - Glenn P. Russell represents shares owned by the Russell Trust of which Glenn Russell and Laura Russell, husband and wife, are principal beneficiaries but excludes options for the purchase of 30,000 shares of common stock which we granted to him under our equity incentive program in May 1999;



        -  Glenn P. Russell excludes 200,000 shares of common stock which Glenn
           P. Russell sold to Georgette W. Pagano in January 1998. The purchase price for these shares is evidenced by a promissory note which is due in February 2001 and which may be paid to Glenn P. Russell in cash or by return of the shares of Pacific Softworks;


        - IAT Resources Corp. includes currently exercisable warrants to purchase 100,000 shares of common stock at $6.00 per share;


        - all of the officers and directors as a group includes 70,000 shares underlying presently exercisable options granted to each of Mark Sewell and Sandra J. Garcia and also includes includes15,000 shares underlying presently exercisable options granted to each of Robert G.
           J. Burg II, Wayne T. Grau and Reuben Sandler; and



        - all of the officers and directors as a group excludes an aggregate of 90,000 shares of common stock underlying options which we granted to officers in May 1999 under our equity incentive program.


                            DESCRIPTION OF SECURITIES


        The authorized capital stock of Pacific Softworks consists of 50,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. Pacific Softworks may issue the preferred stock in one or more series as determined by the board of directors. There currently are 3,300,000 shares of common stock issued and outstanding that are held of record by four stockholders.


UNITS


        Each unit being offered in this prospectus consists of one share of common stock and one warrant. The common stock and warrants are separately transferable. There is currently no trading market for the common stock or warrants of Pacific Softworks and we can provide no assurance that a trading market will develop in the future.

PREFERRED STOCK


        Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock.



        The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future. Our issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock of Pacific Softworks and make removal of the board of directors more difficult. No shares of preferred stock are currently issued and outstanding and Pacific Softworks has no current plans to issue any shares of preferred stock.



        Our board of directors has ratified and approved the following conditions which must be satisfied before we issue preferred stock to a promoter:



        - any shares of our preferred stock offered and sold to a promoter must be made on terms no less favorable than those that unaffiliated third parties would be given in connection with an offer and sale of the preferred stock; and



        - any transaction in which shares of our preferred stock will be offered, sold, and issued to a promoter must be approved by a majority of the independent outside directors who do not have an interest in that transaction and who had access, at our expense, to our attorneys or other independent legal counsel.



A promoter includes any person who is:



        - a founder, officer, director, or controlling person of Pacific Softworks;



        - the beneficial owner of 5% or more of any class of our issued and outstanding securities; or



        -  an affiliate or an associate of any person mentioned above.


COMMON STOCK

        Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Before election of directors, any stockholder may cumulate votes for any candidate, if a stockholder has given notice that he intends to cumulate his votes and if the candidate's name was placed in nomination prior to voting. In cumulative voting, each stockholder is entitled in the election of directors to one vote for each voting share held by him multiplied by the number of directors to be elected. Each stockholder may cast all of those votes for a single nominee for director or he may distribute those votes among any two or more nominees as the stockholder deems appropriate.


        Holders of outstanding shares of common stock are entitled to those dividends declared by the board of directors out of legally available funds and, in the event of liquidation, dissolution or winding up of the affairs of Pacific Softworks, holders are entitled to receive, pro rata, the net assets of Pacific Softworks available to the common stockholders. Holders of outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

        The shares of common stock outstanding before this offering are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities generally cannot be resold without registration or an exemption from registration.

WARRANTS


        Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.50 for a period of 24 months from the date of this prospectus, subject to our redemption rights described below. The warrants will be issued under the terms of a warrant agreement between Pacific Softworks and American Securities Transfer & Trust, Inc. as warrant agent. Pacific Softworks has authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants. The warrants are exercisable to purchase a total of 950,000 shares of common stock of Pacific Softworks. If the underwriter's over-allotment option relating to the warrants is exercised, the warrants are exercisable to purchase a total of 1,092,500 shares of common stock.


        The warrant exercise price and the number of shares of common stock that may be purchased upon exercise of the warrants are subject to adjustment should any of the following events occur:

        -  a stock dividend on the common stock,

        -  a subdivision of the common stock,

        -  a recapitalization of the common stock,

        -  a reorganization of the common stock, or

        - a merger or consolidation of Pacific Softworks with or into another corporation or business entity.

        Commencing 30 days from the date of this prospectus and until the expiration of the warrants, Pacific Softworks may redeem outstanding warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $0.05 per warrant. This right to redeem outstanding warrants is conditioned upon the closing bid price of the common stock equaling or exceeding $8.00 per share for 15 consecutive trading days. We must provide the redemption notice not more than five business days after conclusion of the 15 consecutive trading days in which the closing bid price of the common stock equals or exceeds $8.00 per share.

        In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in our notice. If any warrant called for redemption is not timely exercised, that warrant will no longer be exercisable and the holder of that warrant will be entitled to the redemption price.


        Pacific Softworks must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants for a holder to exercise the warrants or for the warrants to be redeemed by Pacific Softworks. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement incorporating this prospectus current, but we can give no assurance that the registration statement (or any other registration statement we may file covering shares of common stock underlying the warrants) can be kept current. If the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be deprived of any value.


        Pacific Softworks is not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments under anti-dilution provisions. Pacific Softworks will pay to holders of fractional interests an amount equal to the cash value of their fractional interests based upon the then-current market price of a share of common stock.

        Warrants may be exercised upon surrender of the certificate representing those warrants on or before their expiration date (or earlier redemption date) at the offices of the warrant agent with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price by check payable to the order of Pacific Softworks for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.

        The warrants do not confer upon the warrantholder any voting or other rights of a stockholder of Pacific Softworks. Upon notice to the warrantholders, Pacific Softworks has the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent Pacific Softworks exercises this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in control of Pacific Softworks.

ANTI-TAKEOVER PROVISIONS

        Our articles of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Pacific Softworks. The board of directors of Pacific Softworks is authorized, without action of its stockholders, to issue authorized but unissued common stock and preferred stock. The existence of undesignated preferred stock and authorized but unissued common stock enables Pacific Softworks to discourage or to make it more difficult to obtain control of Pacific Softworks by means of a merger, tender offer, proxy contest or otherwise.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR


        Pacific Softworks has retained American Securities Transfer & Trust, Inc., Englewood, Colorado to serve as the transfer agent and registrar for the common stock and warrant agent for the warrants.


SHARES ELIGIBLE FOR FUTURE SALE


        On completion of this offering, Pacific Softworks will have 4,250,000 shares of common stock outstanding, assuming no warrants are exercised. If the underwriter's over-allotment option is exercised in full, 4,392,500 shares of common stock will be outstanding. Of these shares, 950,000 shares of common stock sold in this offering and any shares sold by Pacific Softworks upon exercise of the underwriter's over-allotment option will be freely transferable by persons other than "affiliates" of Pacific Softworks as that term is defined under the Securities Act, without restriction or further registration. In addition, 200,000 shares beneficially owned by two persons, one of whom is a consultant and former director, who are not employees of Pacific Softworks and up to 160,000 shares issuable upon exercise of warrants to purchase units, are being registered concurrently with this offering. These securities may not be sold without the prior written consent of the underwriter for a period of 13 months from the date of this prospectus. These restrictions may be waived by the underwriter, although it has no current intention to do so.



        The remaining 3,100,000 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. Three million of these shares become eligible for sale under Rule 144 commencing 90 days after the date of this prospectus. Under the terms of the underwriting agreement, the underwriter has required that the shares of common stock owned by officers, directors and the current stockholders, including their transferees and even if registered hereby, may not be sold until at least 13 months from the date of this prospectus without the underwriter's prior written consent.



        In general, under Rule 144, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to sale limitations, notice requirements and the availability of current public information about Pacific Softworks. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell those shares at any time under Rule 144(k) without regard to the limitations described above. In addition to the shares of common stock that are currently outstanding, a total of 328,000 shares of common stock are reserved for issuance upon exercise of options granted to our directors, executive officers and employees under the equity incentive program an additional 140,000 shares of common stock are reserved for issuance upon exercise of options granted to two of our officers.


        Pacific Softworks is unable to estimate the number of shares that may be sold in the future by the existing holders of shares of our common stock or holders of options or warrants that are outstanding or the effect, if any, that sales of shares of common stock by these persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by these persons could adversely affect the then prevailing market prices of the common stock and warrants.

        Pacific Softworks, its directors, executive officers and other stockholders have agreed with the underwriter that they will not sell any common stock without the prior consent of the underwriter for a period of 13 months from the date of this prospectus, except that Pacific Softworks may, without this consent, grant options and issue shares under its equity incentive program. The underwriter has no current intention to waive or shorten the lock-up arrangements.

        Pacific Softworks intends to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for issuance under outstanding options and our equity incentive program within 180 days after the date of this prospectus, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act. Pacific Softworks intends to register these shares on Form S-8, along with common stock underlying options that have not been issued under our equity incentive program as of the date of this prospectus.

ADDITIONAL WARRANTS TO PURCHASE UNITS


        Pacific Softworks also has issued warrants to purchase 40,000 units to members of Resch Polster Alpert & Berger LLP, special counsel to Pacific Softworks in this offering, and warrants to purchase an additional 40,000 units to two persons, one of whom is a former director, who have provided temporary accounting and administrative services to Pacific Softworks. Each of these warrants to purchase units may be exercised at any time over a period of 60 months commencing from the date of this prospectus at a price of $5.25 per unit. These units are identical to the units sold in this offering. Pacific Softworks is also registering these units concurrently with this offering. The underwriter has required all holders of these units to not sell, transfer or convey any shares of common stock or warrants issued upon exercise of these warrants for 13 months after the date of this prospectus except upon written consent of the underwriter.


                                  UNDERWRITING


        Subject to the terms and conditions of the underwriting agreement, Spencer Edwards, Inc. has agreed to purchase 950,000 units from Pacific Softworks. The underwriter will purchase the units at the price to public less underwriting discounts set forth on the cover page of this prospectus.


        The underwriting agreement provides that the underwriter is committed to purchase all units offered in this offering, other than those covered by the over-allotment option described below, if the underwriter purchases any of these securities.

        The underwriter has advised Pacific Softworks that the underwriter proposes to offer the units directly to the public at the price to public set forth on the cover page of this prospectus, and that it may allow to certain dealers that are members of the National Association of Securities Dealers, Inc., concessions not in excess of $__________. The price to public, concessions and reallowance will not be charged until after the initial public offering is completed. After the initial public distribution of the units is completed, the shares of common stock and warrants will trade separately and their offering prices may change as a result of market conditions. No change in these terms will alter the amount of proceeds to be received by Pacific Softworks as set forth on the cover page of this prospectus. The underwriter has also advised Pacific Softworks that the underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.


        Pacific Softworks has agreed to pay the underwriter a nonaccountable expense allowance of 3% of the aggregate public offering price of the units offered, including units sold on exercise of the over-allotment option. Pacific Softworks paid the underwriter $35,000 before the date of this prospectus as an advance against this nonaccountable expense allowance. Pacific Softworks has also agreed to pay all expenses in connection with qualifying the units for sale under the laws of various states designated by the underwriter.



        Pacific Softworks has granted the underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase up to 142,500 additional units at the same price as the initial units offered. The underwriter may purchase the units solely to cover over-allotments, if any, in connection with the sale of the units offered in the offering. If the underwriter fully exercises its over-allotment option, the total public offering price, underwriting discounts and proceeds to Pacific Softworks will be $5,735,625, $573,563 and $5,162,062, respectively.

        The underwriter may engage in over-allotment, stabilizing transactions and covering transactions. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. These stabilizing transactions and covering transactions may cause the price of the common stock or warrants to be higher than they would otherwise be in the absence of these transactions.

        Neither Pacific Softworks nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or warrants. In addition, neither Pacific Softworks nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


        Our officers, directors and stockholders have agreed not to offer, sell or otherwise dispose of any shares of common stock or derivative securities of Pacific Softworks for a period of 13 months after the date of this prospectus without the prior written consent of the underwriter. The underwriter has agreed that Pacific Softworks may file a registration statement on Form S-8 180 days after the date of this prospectus registering common stock underlying outstanding options. However, sales of common stock so registered:


        - may not exceed an aggregate of 25,000 shares until expiration of the 13 month lockup arrangement, and


        - may only be made by persons who are not officers or directors of Pacific Softworks.


The underwriter has no present intention to waive or shorten the period of the lock-up arrangements.


        Pacific Softworks will sell to the underwriter on completion of the offering, for a total purchase price of $100, the underwriter's option for the purchase of units entitling the underwriter or its assigns to purchase one unit for each 10 units sold to the public (excluding the units sold in the over-allotment option). The underwriter's option will be exercisable on the date of this prospectus and will expire five years from that date. For each warrant included in the units underlying the underwriter's option, the underwriter will be able to purchase one share of common stock at an exercise price of $7.50 per share during the exercise period of these warrants. The rights and attributes of these warrants issuable to the underwriter are identical to the warrants included in the units sold in the offering. The exercise price of the underwriter's option to purchase units is 120% of the public offering price or $6.30 per unit.



        Pacific Softworks will set aside and at all times have available a sufficient number of securities to be issued upon exercise of the underwriter's option. The underwriter's option and underlying securities will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus, except to officers of the underwriter, selling group members, and their officers or partners. Thereafter, the underwriter's option and underlying units will be transferable provided that transfers are made in accordance with the provisions of the Securities Act. Pacific Softworks has agreed, at the request of the underwriter, to register the common stock included in the units and underlying the warrants included in the units issuable upon exercise of the underwriter's option.

        For a period of five years after the date of this prospectus, the underwriter has the right to have an observer attend meetings of our board of directors. This observer will be reimbursed for expenses incurred in attending any meeting.


        Before this offering, there was no public market for our securities. The public offering price of the units and the exercise price of the warrants were determined by arms-length negotiation between Pacific Softworks and the underwriter. There is no direct relation between the offering price of the units and the assets, book value or net worth of Pacific Softworks. Among the factors considered by Pacific Softworks and the underwriter in pricing the units and in determining the exercise price of the warrants were the results of operations, the current financial condition and future prospects of Pacific Softworks, the experience of management, the amount of ownership to be retained by present stockholders, the general condition of the economy and the securities markets and the demand for securities of companies considered comparable to Pacific Softworks.


        In connection with this offering, Pacific Softworks and the underwriter have agreed to indemnify each other against various liabilities, including liabilities under the Securities Act, and if indemnification is unavailable or insufficient, Pacific Softworks and the underwriter have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.


                                  LEGAL MATTERS


        The validity of the securities offered hereby will be passed on for Pacific Softworks by Resch Polster Alpert & Berger LLP, Los Angeles, California. Members of Resch Polster Alpert & Berger LLP own warrants to acquire a total of 40,000 units. Certain legal matters in connection with the offering will be passed on for the underwriter by the Law Offices of Gary A. Agron, Englewood, Colorado.


                                     EXPERTS

        Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors, have audited the consolidated financial statements of Pacific Softworks for the years ended December 31, 1996, 1997 and 1998, as set forth in their report, which is included in this prospectus. Pacific Softworks consolidated financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION



        Pacific Softworks has filed with the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the securities offered. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning Pacific Softworks and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.



        Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room, at 450 Fifth Street, N.W., Room 1024 in Washington, D.C 20549 and at the SEC's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of all or any part of those documents may be obtained from the SEC's office after payment of the SEC's prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.



        We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and will make available to stockholders quarterly reports containing unaudited consolidated financial data for the first three quarters of each year. As a result of this offering we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                       Page
                                                                                                       ----
Report of Merdinger, Fruchter, Rosen & Corso, P.C., Independent Auditors ...........................    F-1

Consolidated balance sheets as of December 31, 1997 and 1998 and March 31, 1999 (Unaudited) ........    F-2

Consolidated statements of operations for the years ending December 31, 1996,
   1997 and 1998 and the three months ended March 31, 1998 and 1999 (Unaudited) ....................    F-3

Consolidated statements of comprehensive income for the years ending December
   31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (Unaudited) ..........    F-4

Consolidated statements of stockholders' equity ....................................................    F-5

Consolidated statements of cash flows for the years ending December 31, 1996,
   1997 and 1998 and the three months ended March 31, 1998 and 1999 (Unaudited) ....................    F-6

Notes to Financial Statements ......................................................................    F-7

                          INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS
PACIFIC SOFTWORKS, INC. AND SUBSIDIARY

We have audited the accompanying consolidated balance sheets of PACIFIC SOFTWORKS, INC. AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACIFIC SOFTWORKS, INC. AND SUBSIDIARY as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                               MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                Certified Public Accountants

Los Angeles, California
January 29, 1999, except
for Notes 10, 13(d), 13(e)
and 14 as to which the
date is July 6, 1999

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                 December 31,
                                                                           --------------------------         March 31,
                                                                              1997             1998             1999
                                                                           ----------        --------        -----------
                                                                                                              (Unaudited)
ASSETS
Current assets
     Cash                                                                  $  624,952        $224,031        $   460,907
     Accounts receivable, net of allowance for doubtful
       accounts of $36,400, $86,400 and $86,400                               337,690         268,902            442,091
     Related party receivable                                                      --          43,000                 --
     Other receivable                                                           2,125              --             25,000
     Prepaid expenses                                                          36,112          15,523             15,523
                                                                           ----------        --------        -----------
         Total current assets                                               1,000,879         551,456            943,521
                                                                           ----------        --------        -----------
Fixed assets, net of accumulated depreciation and
   amortization of $311,204, $348,761 and $362,221                             69,158          82,196             95,464
                                                                           ----------        --------        -----------
Other assets
     Trademark                                                                  1,034           1,188              1,188
     Security deposit                                                              --           8,486              9,025
     Deferred offering costs                                                       --              --            281,541
                                                                           ----------        --------        -----------
                                                                                1,034           9,674            291,754
                                                                           ----------        --------        -----------
         Total assets                                                      $1,071,071        $643,326        $ 1,330,739
                                                                           ==========        ========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accounts payable and accrued expenses                                 $  219,027        $180,469        $   388,069
     Related party payable                                                         --         103,705                 --
     Accrued taxes payable                                                     20,601          21,705              9,357
     Customer deposits                                                             --          23,100                 --
                                                                           ----------        --------        -----------
         Total current liabilities                                            239,628         328,979            397,426
                                                                           ----------        --------        -----------

Deferred revenue                                                              140,811         106,874            113,874
                                                                           ----------        --------        -----------

Commitments and contingencies                                                      --              --                 --

Minority interest

Stockholders' equity
     Preferred stock, $.01 par value; 10,000,000 shares authorized,
       no shares issued and outstanding                                            --              --                 --
     Common stock, $.001 par value; 50,000,000 shares
       authorized, 3,200,000, 3,200,000 and 3,300,000
       shares issued and outstanding                                            3,200           3,200              3,300
     Additional paid-in capital                                               174,658         174,658            874,558
     Retained earnings (deficit)                                              492,212          18,452            (41,013)
     Cumulative adjustment for currency translation                            20,562          11,163            (17,406)
                                                                           ----------        --------        -----------
         Total stockholders' equity                                           690,632         207,473            819,439
                                                                           ----------        --------        -----------

         Total liabilities and stockholders' equity                        $1,071,071        $643,326        $ 1,330,739
                                                                           ==========        ========        ===========

The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                     Three Months Ended
                                                    Years Ended December 31,                             March 31,
                                        -----------------------------------------------       -------------------------------
                                           1996             1997               1998               1998               1999
                                        ----------      ------------       ------------       ------------       ------------
                                                                                                        (Unaudited)
Net revenue:
     Sales                              $3,123,893      $  2,929,536       $  2,479,589       $    679,092       $    713,059
     Royalties and other                   564,217           380,248            307,808             16,987             58,591
                                        ----------      ------------       ------------       ------------       ------------
         Total                           3,688,110         3,309,784          2,787,397            696,079            771,650

Cost of revenue -
     Purchases and royalty fees             96,576           116,311            100,336             27,843             30,336
                                        ----------      ------------       ------------       ------------       ------------
Gross profit                             3,591,534         3,193,473          2,687,061            668,236            741,314
                                        ----------      ------------       ------------       ------------       ------------
Expenses:
     Selling, general and
       administrative                    2,257,560         2,110,038          1,936,117            386,447            380,815
     Research and development              632,811           834,049            851,568            213,703            323,824
     Depreciation and amortization          72,415            64,195             58,850             14,713             13,460
     Former officer's consulting
       and administrative expense          235,714           314,286            314,286             82,680             82,680
                                        ----------      ------------       ------------       ------------       ------------
         Total expenses                  3,198,500         3,322,568          3,160,821            697,543            800,779
                                        ----------      ------------       ------------       ------------       ------------
Income (loss) before income taxes          393,034          (129,095)          (473,760)           (29,307)           (59,465)

Income tax expense                              --                --                 --                 --                 --
                                        ----------      ------------       ------------       ------------       ------------

Net income (loss)                       $  393,034      $   (129,095)      $   (473,760)      $    (29,307)      $    (59,465)
                                        ==========      ============       ============       ============       ============
Net income (loss) per share -
   Basic and diluted                    $     0.12      $      (0.04)      $      (0.14)      $      (0.01)      $      (0.02)
                                        ==========      ============       ============       ============       ============
Weighted average number of shares
   outstanding                           3,340,000         3,340,000          3,340,000          3,340,000          3,378,888
                                        ==========      ============       ============       ============       ============

The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                                    Three Months Ended
                                                        For the Years Ended December 31,                 March 31,
                                                  -----------------------------------------       -----------------------
                                                    1996           1997            1998             1998           1999
                                                  --------      ----------       ----------       --------       --------
                                                                                                        (Unaudited)
Net income (loss)                                 $393,034      $ (129,095)      $ (473,760)      $(29,307)      $(59,465)
Other comprehensive income (loss)
     Foreign currency translation adjustment        19,219          49,946           (9,399)       (39,979)       (28,569)
                                                  --------      ----------       ----------       --------       --------
Comprehensive income (loss)                       $412,253      $  (79,149)      $ (483,159)      $(69,286)      $(88,034)
                                                  ========      ==========       ==========       ========       ========

The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                     Cumulative
                                                                                                       Foreign
                                              Common Stock           Additional                        Currency           Total
                                        -----------------------       Paid-in         Retained       Translation      Stockholders'
                                          Shares         Amount       Capital         Earnings        Adjustment         Equity
                                        ----------       ------      ----------      ----------      -----------      -------------
Balance, January 1, 1996                 3,200,000       $3,200       $174,658       $  228,273        $(48,603)       $  357,528
Foreign currency translation
 adjustment                                     --           --             --               --          19,219            19,219
Net income                                      --           --             --          393,034              --           393,034
                                        ----------       ------       --------       ----------        --------        ----------
Balance, December 31, 1996               3,200,000        3,200        174,658          621,307         (29,384)          769,781
Foreign currency translation
  adjustment                                    --           --             --               --          49,946            49,946
Net loss                                        --           --             --         (129,095)             --          (129,095)
                                        ----------       ------       --------       ----------        --------        ----------
Balance, December 31, 1997               3,200,000        3,200        174,658          492,212          20,562           690,632
Foreign currency translation
  adjustment                                    --           --             --               --          (9,399)           (9,399)
Net loss                                        --           --             --         (473,760)             --          (473,760)
                                        ----------       ------       --------       ----------        --------        ----------
Balance, December 31, 1998               3,200,000        3,200        174,658           18,452          11,163           207,473
Private placement of common stock          100,000          100        499,900               --              --           500,000
Warrants issued in connection
  with offering                                 --           --        200,000               --              --           200,000
Foreign currency translation
  adjustment                                    --           --             --               --         (28,569)          (28,569)
Net loss                                        --           --             --          (59,465)             --           (59,465)
                                        ----------       ------       --------       ----------        --------        ----------
Balance, March 31, 1999                  3,300,000       $3,300       $874,558       $  (41,013)       $(17,406)       $  819,439
                                        ==========       ======       ========       ==========        ========        ==========


The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Three Months Ended
                                                          For the Years Ended December 31,                      March 31,
                                                    --------------------------------------------       ---------------------------
                                                       1996             1997             1998             1998             1999
                                                    ----------       ----------       ----------       ----------       ----------
                                                                                                               (Unaudited)
Cash flows from operating activities:
     Net income (loss)                              $  393,034       $ (129,095)      $ (473,760)      $  (29,307)      $  (59,465)
     Adjustments to reconcile net income
     (loss) to net cash provided by operating
     activities:
         Depreciation and amortization                  72,415           64,195           58,850           14,713           13,460
         Bad debts                                          --               --           50,000               --               --
     (Increase) decrease in assets:
         Accounts receivable                          (247,081)         305,048           18,788         (148,758)        (173,189)
         Related party receivable                           --               --          (43,000)              --           43,000
         Other receivables                             (23,216)          22,152            2,125            2,125          (25,000)
         Prepaid expenses                              (16,600)          10,990           20,589            5,512               --
         Deposits and trademark                            458              392           (8,486)             (91)            (539)
     Increase (decrease) in liabilities:
         Accounts payable and accrued expenses          87,710          (44,532)         (38,558)          32,014          207,600
         Related party payable                              --               --            3,705               --           (3,705)
         Accrued taxes payable                           1,867           13,771            1,104          (12,796)         (12,348)
         Customer deposits                                  --               --           23,100               --          (23,100)
         Deferred revenue                               63,898           43,646          (33,937)              --            7,000
                                                    ----------       ----------       ----------       ----------       ----------
     Net cash provided by (used in) operating
     activities                                        332,485          286,567         (419,480)        (136,588)         (26,286)
                                                    ----------       ----------       ----------       ----------       ----------
Cash flows used for investing activities:
     Acquisition of fixed assets                       (14,493)         (19,903)         (71,888)          (6,421)         (27,982)
                                                    ----------       ----------       ----------       ----------       ----------
Cash flows from financing activities:
     Private placement of common stock                      --               --               --               --          500,000
     Acquisition of stock in subsidiary                 (5,743)          (5,555)          (5,500)          (5,500)              --
     Proceeds of borrowings                                 --               --          150,000               --               --
     Repayment of borrowings                          (200,000)              --          (50,000)              --         (100,000)
     Deferred offering costs                                --               --               --               --          (81,541)
                                                    ----------       ----------       ----------       ----------       ----------
     Net cash (used) provided by financing
       activities                                     (205,743)          (5,555)          94,500           (5,500)         318,459
                                                    ----------       ----------       ----------       ----------       ----------
Effect of exchange rate changes on cash                 25,114           55,501           (4,053)         (13,917)         (27,315)
                                                    ----------       ----------       ----------       ----------       ----------
Net increase (decrease) in cash                        137,363          316,610         (400,921)        (162,426)         236,876
Cash - Beginning                                       170,979          308,342          624,952          624,952          224,031
                                                    ----------       ----------       ----------       ----------       ----------
Cash - Ending                                       $  308,342       $  624,952       $  224,031       $  462,526       $  460,907
                                                    ==========       ==========       ==========       ==========       ==========
Supplemental cash flow information:
     Cash paid during the year for -
     Interest                                       $       42       $       --       $      482       $       --       $       --
                                                    ==========       ==========       ==========       ==========       ==========
Supplemental non-cash financing activities:
      During the period ended March 31, 1999,
      warrants valued at $200,000 were
      issued in connection with the public
      offering.

The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Operations

          Pacific Softworks, Inc., incorporated in California in November 1992, develops and licenses Internet and Web related software and software development tools. Its products enable Internet and Web based communications, based on a set of rules known as protocols, and are embedded into systems and "information appliances" developed or manufactured by others. Information appliances are Internet connected versions of everyday products such as telephones, televisions, fax machines and other digitally based devices. Its operations are conducted principally from its offices in Southern California, and it maintains sales offices in England and Japan.

          Basis of Consolidation

          The consolidated financial statements include the accounts of Pacific Softworks, Inc. ("PSI") and its wholly owned subsidiary, Network Research Corp. Japan, Ltd. ("NRC"). Accordingly, all references herein to PSI or the "Company" include the consolidated results of its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

          In January of 1998, PSI purchased the remaining 21% of NRC stock held by a third party, to increase its holdings to 100%. The purchase price was $5,000. The acquisition has been accounted for as a purchase.

          All of NRC's operations and assets are located in the country of Japan.

          Cash and Cash Equivalents

          The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

          Revenue Recognition

          The Company is engaged primarily as a developer and licensor of software and generates revenue primarily from the one-time sales of licensed software. Generally, revenue is recognized upon shipment of the licensed software. For multiple element license arrangements, the license fee is allocated to the various elements based on fair value. When a multiple element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to each function is recognized ratably over the term of the arrangement.

          Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          Depreciation and Amortization

          Furniture, fixtures and equipment are stated at cost and depreciated using both the straight-line and double declining balance methods over their estimated useful lives, generally five to seven years. Purchased computer software costs have been amortized over five years.

          The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

          Fair Value of Financial Instruments

          The Company's financial instruments consist of cash, accounts receivable, accounts payable and short-term debt. The carrying amounts of cash, accounts receivable, accounts payable and short-term debt approximate fair value due to highly liquid nature of these short-term instruments.

          Long-Lived Assets

          Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount of fair value less cost to sell.

          Income Taxes

          The Company has been a subchapter S corporation. Income is passed through to the stockholders who pay personally their share of the applicable taxes. Therefore, no provision for income taxes is made at December 31, 1996, 1997 and 1998. (See Note 14).

          Subsequent to the termination of the Company's S Corporation election, provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

          Translation of Foreign Currency

          The Company translates the foreign currency financial statements of its foreign subsidiary in accordance with the requirements of SFAS
          No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in determining net income.

          Concentration of Credit Risk

          The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          Advertising Costs

          Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising, if any, are capitalized and amortized over the period during which future benefits are expected to be received.

          Per Share of Common Stock

          In February 1997, the Financial Accounting Standards Board issued a new statement titled "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. All prior-period earnings per share data presented has been restated to conform with the provisions for SFAS No. 128.

          Per share amounts have been computed based on the average number of shares of common stock outstanding during each period. In connection with the Company's proposed initial public offering ("IPO"), stock options issued for consideration below the IPO per share price during the twelve months before the filing of the registration statement are considered to be similar to a stock dividend or stock split and have been included in the calculation of shares of common stock outstanding for all periods presented.

          Stock Based Compensation

          The Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25. See Note 10 for proforma disclosure of net income and earnings per share under the fair value method of accounting for stock-based compensation as proscribed by SFAS No. 123.

          Comprehensive Income

          In June 1997, the Financial Accounting Standards Board issued a new statement titled "Reporting Comprehensive Income" (SFAS No. 130). This statement is effective for both interim and annual periods beginning after December 15, 1997. This statement uses the term "comprehensive income" to describe the total of all components of comprehensive income, including net income. This statement uses the term "other comprehensive net income" to refer to revenues, expenses, gains or losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income.

          Interim Financial Information

          The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary to fairly state the Company's financial position, the results of its operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results for the entire fiscal year ending December 31, 1999.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 -  FIXED ASSETS

          Fixed assets consist of the following:

                                                     December 31,                   March 31,
                                           --------------------------------    --------------------
                                             1996        1997        1998        1998        1999
                                           --------    --------    --------    --------    --------
Furniture, fixtures and equipment          $124,764    $144,533    $216,421     150,954     243,149
Computer software                           235,829     235,829     214,536     235,829     214,536
                                           --------    --------    --------    --------    --------
                                            360,593     380,362     430,957     386,783     457,685

Less: accumulated depreciation and
 amortization                               247,143     311,204     348,761     325,917     362,221
                                           --------    --------    --------    --------    --------

Fixed assets - net                         $113,450    $ 69,158    $ 82,196      60,866      95,464
                                           ========    ========    ========    ========    ========

Depreciation expense recorded in
 the statement of operations               $ 25,647    $ 19,348    $ 30,243    $  7,563    $ 13,460
                                           ========    ========    ========    ========    ========

Unamortized computer software costs        $ 71,514    $ 28,607    $     --    $ 21,457    $     --
                                           ========    ========    ========    ========    ========

Amortization of computer software costs    $ 46,768    $ 42,907    $ 28,607    $  7,150    $     --
                                           ========    ========    ========    ========    ========

NOTE 3 -  DEFERRED REVENUE

          The Company provides technical support for its products, usually over a twelve-month term. Revenue is recognized as earned on a straight-line basis

NOTE 4 -  RELATED PARTY TRANSACTIONS

     a) As of December 31, 1998, the Company has advanced funds to its principal stockholder in the amount of $43,000. The advances bear no interest and are repayable upon demand. (See Note 14).

     b) As of December 31, 1998, the Company has received advances from a company controlled by the spouse of the principal stockholder of PSI. The advances totaled $103,705. The advances bear no interest and are repayable upon demand. (See Note 14).


     c) The company mentioned in item (b) above also occupies space in premises leased by PSI. The Company believes that the terms of occupancy are no less favorable than those that could be obtained from unaffiliated third parties. This party is expected to relocate during 1999.


     d) The principal stockholder of the Company has personally guaranteed any advances made to the Company pursuant to a line of credit provided by Bank of America. Total availability under the line is $250,000. No advances were outstanding as of December 31, 1998.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 5 -  CAPITAL STOCK

     a) The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.01. Preferred shares may be issued from time to time in one or more series. The number of shares in each series and the designation of each series to be issued shall be determined from time to time by the board of directors of the Company.

     b) On January 30, 1998, the Company approved an increase in the number of shares of common stock it is authorized to issue from 1,000,000 shares to 50,000,000 shares and the restated articles of incorporation were filed on June 5, 1998. In June of 1998, the Company effected a stock split and subsequently effected a reverse stock split. The net result of these two stock transactions was an effective 6.27205 shares for one stock split, increasing the outstanding shares from 510,200 to 3,200,000.

          All references in the accompanying financial statements to the number of shares of common stock and per-share amounts for 1996, 1997,1998 and 1999 have been restated to reflect the effective stock split.

NOTE 6 -  STOCK PLAN

          On April 17, 1998, the Company adopted the 1998 Equity Incentive Program (the "Plan"). The Plan provides for the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Non-Statutory Stock Options, (iii) Stock Appreciation Rights, (iv) Stock Bonuses, and (v) Rights to acquire Restricted Stock. Persons eligible to receive Stock Awards are the employees, directors and consultants of the Company and its Affiliates, as defined. Incentive Stock Options may be granted only to employees. Stock awards other than Incentive Stock Options may be granted to all eligible persons.

          The maximum term of any options granted is ten years. Vesting requirements may vary, and will be determined by the board of directors.

          The number of shares reserved for issuance under the Plan is 320,000 shares. (See Note 10).

NOTE 7 -  ADVERTISING COSTS

          Advertising costs incurred and recorded as expense in the statement of operations were $222,051, $263,912 and $213,670 for the years ended December 31, 1996, 1997 and 1998, respectively, and were $59,259 and $43,999 for the three months ended March 31, 1998 and 1999, respectively.

NOTE 8 -  INTEREST COSTS

          Interest costs incurred were $42, ($43) and $6,004 in 1996, 1997 and 1998, respectively, all of which were charged to operations.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

 NOTE 9 -      INCOME TAXES AND S CORPORATION STOCKHOLDER DISTRIBUTIONS

     a)   S Corporation Election

          Effective January 1, 1995, the Company, with the consent of its stockholders, elected under the Internal Revenue Code to be an S corporation. For 1996, 1997 and 1998, the stockholders of the Company were taxed on their proportional share of the corporation's taxable income, or deducted personally any corporate losses. Therefore, no provision or liability or carry-forward loss for federal income taxes has been included in these financial statements.

     b)   Distributions

          The Company has paid no distributions to its stockholders.

     c)   Tax Provision

          As a result of the Company's tax status as an S Corporation, operating results as presented in the accompanying consolidated financial statements do not include a provision for income taxes for the years ended December 31, 1996, 1997 and 1998.

     d)   Proforma Income Taxes

          Proforma income taxes (benefit), assuming that the Company had not been an S Corporation in each of the periods presented, are as follows:

                                  1996         1997          1998
                                --------    ---------     ---------
          Federal               $ 90,410    $   3,100     $ (93,510)
          State                   28,174        2,500       (30,674)
                                --------    ---------     ---------
                                $118,584    $   5,600     $(124,184)
                                ========    =========     =========

NOTE 10 - STOCK OPTIONS

     a) The Company has granted certain non-statutory options to purchase shares of Common Stock to two employees. Each option is for 70,000 shares at an exercise price of $1.25 per share. The options vest on January 1, 1999 and expire December 31, 2003.


     b) In 1999, the Company granted certain non-statutory option to purchase shares of Common Stock to three directors. Each option is for 15,000 shares at an exercise price of $5.00 per share. The options vest immediately and expire in 2004.


     c)   Plan and non-plan stock option activity is summarized as follows:

                                                                 December 31,
                                                       -------------------------------    March 31,
                                                       1996      1997          1998          1999
                                                       ----      ----      -----------   -----------
          Outstanding at beginning of period             --        --               --       140,000

          Options granted at an exercise price of
           $5.00 per share                               --        --               --        45,000

          Options granted at an exercise price of
           $1.25 per share                               --        --          140,000            --
                                                       ----      ----      -----------   -----------
          Outstanding at end of period                   --        --          140,000       185,000
                                                       ====      ====      ===========   ===========
          Exercisable at end of period                   --        --               --       185,000
                                                       ====      ====      ===========   ===========
          Weighted average exercise price of
           options outstanding                         $ --      $ --      $      1.25   $      2.16
                                                       ====      ====      ===========   ===========
          Weighted average remaining contractual
            life of options outstanding                  --        --          5 years   4 3/4 years

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 10 - STOCK OPTIONS (continued)

          The Company accounts for its stock option transactions under the provisions of APB No. 25. The following proforma information is based on estimating the fair value of grants based upon the provisions of SFAS No. 123. The fair value of each option granted during the period ended December 31, 1998 has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.5%, life of options of 5 years, and expected dividend yield of 0%. The fair value of each option granted during the period ended March 31, 1999 has been estimated with the following assumptions: risk free interest rate of 5.5%, life of options of 5 years and expected dividend yield of 0%. Under these assumptions, the weighted average fair value of options granted during the periods ending December 31, 1998 and March 31, 1999 was $0.30 and $1.19, respectively. Accordingly, the Company's proforma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                                                   Year Ended         Three Months Ended
                                                 December 31, 1998       March 31, 1999
                                                 -----------------    ------------------
                  Net Loss                          $(515,360)              $(63,925)
                  Net Loss Per Share                $   (0.15)              $  (0.02)

NOTE 11 - SEGMENTED INFORMATION

          The Company's assets are located principally in the United States. Product sales are to the following geographic areas:

                                                        Years Ended               Three Months Ended
                                                        December 31,                    March 31,
                                                ----------------------------      -------------------
                                                1996        1997        1998        1998        1999
                                                ----        ----        ----        ----        ----
          United States and the Americas         50%         50%         43%         59%         44%
          Europe and the United Kingdom          17%         35%         40%         38%         42%
          Asia and Australia                     27%         15%         17%          3%         14%

NOTE 12 - EARNINGS PER SHARE

          Stock options issued with an exercise price below the IPO purchase price during the twelve months before the filing of the registration statement have been included in the calculation of shares of common stock outstanding as if they had been outstanding for all periods presented. The amount of such shares included in earnings per share calculations totals 140,000.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

     a) The Company occupies facilities under terms of an operating lease expiring September 15, 2000. Rent expense included in the statement of operations totaled $30,000, $56,100 and $106,592 in 1996, 1997 and
          1998, respectively and $823 and $27,676 for the three months ended March 31, 1998 and 1999, respectively. The Company leases an auto under term of an operating lease expiring August 31, 1999. Auto lease expense included in the statement of operations totaled $0, $5,171 and $15,513 in 1996, 1997 and 1998, respectively and $0 and $3,878 for the three months ended March 31, 1998 and 1999, respectively.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 13 - COMMITMENTS AND CONTINGENCIES

          Future minimum lease payments are as follows:

                   1999                                           $114,894
                   2000                                             76,608

     b) The Company maintains a revolving line of credit arrangement with Bank of America. The credit limit under the arrangement is $250,000. Advances, when drawn upon, bear interest at the Bank's Reference Rate plus two percent (9.75% at December 31, 1998). Advances are collateralized by the Company's accounts receivable and inventory and are secured by the personal guaranty of the Company's principal stockholder.

          No advances were outstanding under the line at December 31, 1998.

     c) The Company is obligated to a former officer and 49% stockholder for a consulting agreement, covenant not to compete and buy-out of an employment agreement (collectively, the "Agreement"). The obligation provides for a monthly payment of $26,190.49 over a 42 month period. At December 31, 1998, nine payments remain. In addition to these payments, the Agreement requires that so long as the Company has not paid in full all obligations under the Agreement, it is restricted from making any distributions to stockholders, other than necessary for any tax liability resulting from corporate earnings; is prohibited from issuing securities; is prohibited from paying executive compensation in excess of certain levels; and accelerates payment of obligations under the Agreement if certain corporate income levels are not met. The obligations under the Agreement are secured by substantially all of the outstanding shares of common stock of the Company and all assets of the Company.

          The former officer and stockholder has given his consent to the sale of common stock described in Note 14(c).


     d) In June 1998, the Company agreed, subject to the conditions described below, to issue options to a consultant to purchase shares equal in number to 10% of the Company's then outstanding capital stock for $400,000. These options will be issued if the consultant introduces the Company to a merger, acquisition or other transaction which is acceptable to the Company before June 1999. To date, the consultant has not introduced any such transaction to the Company. If issued, the options will be exercisable for a period of five years commencing from June 1998 at an exercise price of $1.20 per share. In April 1999 the consultant demanded that the options be issued pursuant to the agreement. Counsel for the consultant has advised the Company that the claim was being evaluated for possible legal action. The Company believes that the consultant has not fulfilled the conditions required to vest the option. If compelled to litigate or arbitrate this claim, the Company intends to defend itself vigorously.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 13 - COMMITMENTS AND CONTINGENCIES


     e) A lawsuit was filed by United Sates Software Corporation ("USSC") against the Company and other related parties on April 12, 1999 alleging copyright infringement, misappropriation of trade secrets, breach of contract, fraud and unfair competition in that the Company and named parties are alleged to have improperly obtained the source code of two of USSC's copyrighted computer programs and incorporated that source code along with other trade secrets into the Company's products. The complaint principally seeks to enjoin the named parties from copying or distributing USSC's computer code, to enjoin the parties from disclosing USSC's trade secrets, to compel the parties to destroy or turn over all files and media containing trade secrets of USSC, damages in an amount not yet ascertained but more than $1,000,000 and punitive damages and attorney fees. The Company was served with the complaint on or about June 1, 1999 and at this time it is not possible to evaluate the Company's exposure on this matter or estimate the range of possible loss; however, the Company intends vigorously to contest this lawsuit.


NOTE 14 - SUBSEQUENT EVENTS

     a) Subsequent to December 31, 1998, the Company paid in full the liability to the related party described in Note 4(b).

     b) Subsequent to December 31, 1998, the related party receivable described in Note 4(a) was repaid.

     c) In February 1999 the Company sold 100,000 units to a single accredited investor at a price of $5.00 per unit for total proceeds of $500,000. Each unit consisted of one share of common stock and one common stock purchase warrant entitling the holder thereof to purchase one share of common stock for two years at an exercise price of $6.00 per share.

     d) As a result of the sale of common stock described in item (c) above, the Company's S Corporation election has been terminated as of February 14, 1999.


     e) In February 1999, the Company entered into a letter of intent with an underwriter in connection with a proposed initial public offering of the Company's securities. The letter of intent, as amended in May 1999, relates to the proposed sale by the Company of 950,000 units. Each unit will consist of one share of common stock and one warrant. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $7.50 for a period of two years commencing from the initial issuance. Under the letter of intent, the underwriters will also be granted the right to purchase up to an additional 142,500 units for the sole purpose of covering over-allotments. It is expected that the units will be offered to the public at an offering price of $5.25 per unit.


     f) Warrants to purchase 80,000 units have been issued to certain professionals who have rendered legal, temporary accounting and administrative services to the Company. Each of these warrants to purchase units may be exercised at any time over a period of 60 months commencing from the date of the Company's prospectus at a price of $5.25 per unit. These units are identical to the units to be sold by the Company in the proposed IPO. The warrants have been valued at $200,000.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 14 - SUBSEQUENT EVENTS (continued)


     g) Upon completion of the IPO, the Company will issue to the underwriter options to purchase one unit for each 10 units sold to the public. The options will be exercisable commencing one year from the effective date of the registration statement and for a period of four years thereafter. The exercise price of the option is $6.30 per unit.


     h) The Company has been advanced the full $250,000 pursuant to its line of credit arrangement with Bank of America. The advances are due August 1, 1999.


     i) The Company executed a promissory note with its underwriter in the amount of $200,000. As of July 6, 1999, $100,000 has been advanced to the Company pursuant to the note. Advances bear interest at the rate of 10% per annum and are due at the earlier of October 6, 1999 or upon the Company's receipt of funds from the planned IPO.

     j) On May 1, 1999 the Company granted stock options to certain employees, covering 283,000 shares. The options are exercisable for five years at an exercise price of $5.00 per share for 253,000 shares and $5.50 per share for 30,000 shares. The options vest at the rate of 2% of the shares covered per month up to 36 months at which time they will be fully vested.

                                  950,000 Units
                             Pacific Softworks, Inc.
                                 [Company Logo]
                                  Consisting of
                         950,000 shares of common stock
                                       and
                                950,000 warrants




                              SPENCER EDWARDS, INC.
                                  July __, 1999



--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------

Until _____, 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the units, common stock and warrants, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS                             Subject to Completion, Dated July __,1999


                         [PACIFIC SOFTWORKS, INC. LOGO]

                                  80,000 UNITS
                 CONSISTING OF 80,000 SHARES OF COMMON STOCK AND
                                 80,000 WARRANTS
                                       AND
                                 200,000 SHARES

        The security holders named in this prospectus may sell for their accounts up to 80,000 units and 200,000 shares of common stock of Pacific Softworks. Each unit consists of one share of common stock and one warrant. The common stock and warrants will trade separately.

        Each warrant allows its holder to purchase for a period of 24 months one share of common stock at a price of $7.50. Pacific Softworks reserves the right to redeem all outstanding warrants at $0.05 per warrant if the closing bid price of our common stock equals or exceeds $8.00 per share for 15 consecutive trading days.

        The securities described in this prospectus are not being sold by any underwriter. Pacific Softworks will not receive any proceeds from the sale of these securities.

        Pacific Softworks expects to list the common stock and warrants on the Nasdaq SmallCap Market under the symbols "PASW" and "PASWW."


        INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is July ___, 1999

                       SALE OF SECURITIES DESCRIBED IN THIS PROSPECTUS.

        The sale of the securities described in this prospectus may be made from time to time in transactions, which may include block transactions by or for the account of the holders, in the over-the-counter market or in negotiated transactions through a combination of these methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

        A post-effective amendment to the registration statement that includes this prospectus must be filed and declared effective by the Securities and Exchange Commission before a holder may:

        - sell any securities described in this prospectus according to the terms of this prospectus either at a fixed price or a negotiated price, either of which is not the prevailing market price,

        - sell securities described in this prospectus in a block transaction to a purchaser who resells,

        - pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or

        - makes any arrangements, either individually or in the aggregate, that would constitute a distribution of the securities described in this prospectus.


        Information contained in this prospectus, except for the cover page, the back cover page and the information under the heading "Selling Security Holders", is a part of that separate prospectus relating to a concurrent initial public offering by Pacific Softworks. This prospectus contains information, including all information relating to the concurrent underwritten offering and the underwriter, that may not be pertinent to the sale of the securities offered in this prospectus by the named holders.

        Except as noted below, the securities described in this prospectus may be sold by the named holders or their transferees starting on the date of this prospectus. The named holders have agreed with Spencer Edwards, Inc. not to sell any of their securities for a period of 13 months from the date of this prospectus without the prior written consent of the underwriter. Sales of these securities may depress the price of the common stock and the warrants in any market that may develop for these securities.

                            SELLING SECURITY HOLDERS


        This prospectus relates to the sale of 80,000 units and 200,000 shares of common stock of Pacific Softworks by the security holders named below. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to buy one share of common stock at a price of $7.50 per share for a period of 24 months starting from the date of this prospectus. Pacific Softworks will not receive any of the proceeds of the sale of the securities by the selling security holders. Pacific Softworks will receive $420,000 upon exercise of all the warrants to purchase units.



        The following tables set forth information regarding the units and shares of common stock owned beneficially as of July 7, 1999 by each selling security holder. The selling security holders are not required, and may choose not, to sell any of their units or shares of common stock. The selling security holders have agreed with Spencer Edwards, Inc. not to sell any of their securities for a period of 13 months from the date of this prospectus without the prior written consent of the underwriter. None of the selling security holders is an officer, director or other affiliate of Pacific Softworks. Georgette Pagano is the sister of Laura Russell, the spouse of Glenn P. Russell, chief executive officer and principal stockholder of Pacific Softworks. Both Georgette Pagano and Laura Russell were directors of Pacific Softworks from April 1998 to January 1999.



                                                 UNITS OWNED      UNITS BEING     UNITS AFTER
       NAME OF SELLING UNIT HOLDER            PRIOR TO OFFERING     OFFERED        OFFERING
       ---------------------------            -----------------   -----------     -----------
       Randall M. Gates                             27,500           27,500           --
       Georgette W. Pagano                          12,500           12,500           --
       Aaron A. Grunfeld                            25,000           25,000           --
       Ronald M. Resch                               2,500            2,500           --
       Lee M. Polster                                2,500            2,500           --
       Peter H. Alpert                               2,500            2,500           --
       Sheldon P. Berger                             2,500            2,500           --
       David Gitman                                  2,500            2,500           --
       Nicolas Ramniceanu                            2,500            2,500           --
                                                    ------           ------
                                       Total        80,000           80,000           --
                                                    ======           ======



                                                 SHARES OWNED      SHARES BEING   SHARES AFTER
        NAME OF SELLING STOCKHOLDER           PRIOR TO OFFERING       OFFERED       OFFERING
        ---------------------------           -----------------    ------------   ------------
        John P. McGrain                             140,000           140,000          --
        Georgette W. Pagano                          60,000            60,000          --
                                                    -------           -------
                                       Total        200,000           200,000          --
                                                    =======           =======


                            PLAN OF DISTRIBUTION

        No underwriting arrangements exist as of the date of this prospectus for the selling security holders to sell their securities. Upon being advised of any underwriting arrangements that may be entered into by a selling security holder after the date of this prospectus, Pacific Softworks will prepare a supplement to this prospectus to disclose those arrangements. We anticipate that the selling price for the common stock and warrants will be at or between the "bid" and "asked" prices for these securities, as quoted in the over-the-counter market immediately preceding the sale.

        To the extent that the selling security holders intend to sell their securities directly, through agents, dealers, or through Spencer Edwards, Inc., in the over-the-counter market or otherwise, on terms and conditions that they determine at the time of sale or that they determine in private negotiations between buyer and seller, their sales of the shares of common stock and warrants may be made in accordance with this prospectus and under the provisions of Rule 144 adopted under the Securities Act.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


        Section 316 of the California General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.
Article III Section 16 of the registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the California General Corporation Law. The registrant's articles of incorporation provides that, pursuant to California law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the company and its stockholders. This provision in the articles of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Pacific Softworks for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Pacific Softworks has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the registrant's officers and directors with further indemnification to the maximum extent permitted by the California General Corporation Law. Reference is made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying officers and directors of the registrant against certain liabilities.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts, payable by Pacific Softworks in connection with the sale of units being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq SmallCap Market listing fee.


SEC Registration fee .................................................  $  4,813
NASD fee .............................................................     2,231
Nasdaq SmallCap Market listing fee ...................................    10,000
Printing and engraving expenses* .....................................    35,000
Legal fees and expenses* .............................................    65,000
Accounting fees and expenses* ........................................    40,000
Blue sky fees and expenses* ..........................................    38,500
Transfer agent fees ..................................................     1,825
Miscellaneous fees and expenses* .....................................     1,631
                                                                        ========
Total ................................................................  $199,000


*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        The following information relates to all securities sold within the past three years which were not registered under the Securities Act of 1933.

        In February 1999 Pacific Softworks sold 100,000 units to a single accredited investor at a price of $5.00 per unit for total proceeds of $500,000. Each unit consisted of one share of common stock and one common stock purchase warrant entitling the holder of the warrant to purchase one share of common stock for two years at an exercise price of $6.00 per share.


        In February 1999 Pacific Softworks also sold for a nominal consideration and issued warrants to purchase 40,000 units to members of Resch Polster Alpert & Berger LLP, special counsel to Pacific Softworks in this offering. In February 1999 Pacific Softworks also sold for a nominal consideration and issued warrants to purchase an additional 27,500 units to Randall M. Gates and 12,500 units to Georgette W. Pagano. Mr. Gates and Ms. Pagano have provided temporary accounting and administrative services to Pacific Softworks. Mr. Gates is an "accredited investor" within the meaning of Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission. Ms. Pagano is the sister of Laura Russell, the wife of Glenn P. Russell. Ms. Pagano was a director of Pacific Softworks from April 1998 to January 1999. Each of these warrants to purchase units may be exercised at any time over a period of 60 months commencing from the date of this prospectus at a price of $5.25. The units issuable upon exercise of these warrants are identical to the units sold in this offering and are being registered in connection with this offering.


        Pacific Softworks issued these securities in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The recipients of securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The certificates evidencing the shares and warrants bear restrictive legends indicating that the shares and warrants were not registered under the Securities Act. No underwriter was involved in any of these transactions.

ITEM 27. EXHIBITS

(a) Exhibits


Exhibit No.    Description
-----------    -----------
1.1            Form of Underwriting Agreement
1.3            Form of Selected Dealers Agreement
3.1            Articles of Incorporation of the Registrant, as amended to date
3.2            Bylaws of the Registrant
4.2            Specimen Warrant
4.3            Form of Warrant Agreement
4.4            Specimen common stock certificate
4.5            Form of Lock Up Agreement
4.6            Form of Underwriter's Option for Purchase of Units
5.1            Opinion of Resch Polster Alpert & Berger LLP**
10.1           Form of Indemnification Agreements
10.2           1998 Equity Incentive Program
10.3           Security and Loan Agreement, dated September 15, 1998 between Bank of America
               National Trust and Savings Association and Pacific Softworks*
10.4           Form of Invention Assignment and Proprietary Information Agreement

10.5           Sublease, dated April 7, 1998 between SHR Perceptual Management and Pacific
               Softworks for the premises at 703 Rancho Conejo Blvd., Newbury Park,
               California*
10.6           Consulting Agreement dated March 8, 1996 between Kenneth Woodgrift and Pacific
               Softworks*
10.7           Letter from Pacific Softworks to Glenn Golenberg dated January 27, 1999 and
               Letter from Golenberg & Co, merchant bankers, to Glenn P. Russell dated June
               18, 1998*
21.1           Subsidiary of the Registrant
23.1           Consent of Merdinger, Fruchter, Rosen & Corso, P.C., Independent Auditors*
23.3           Consent of Counsel (contained within Exhibit 5.1)*
24.1           Power of Attorney (see page II-5)
27.1           Financial Data Schedule



*   Filed herewith.



All other exhibits previously filed.


(b) Financial Statement Schedules

        All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 28.  UNDERTAKINGS

        The undersigned small business issuer will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended,

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and

            (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned small business issuer will:

        (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

        (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Newbury Park, State of California, on this 7th day of July, 1999.


                                       Pacific Softworks, Inc.


                                       By /s/ GLENN P. RUSSELL
                                          --------------------------------------
                                          Glenn P. Russell
                                          President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:


            Signature                              Title                           Date
            ---------                              -----                           ----
/s/ GLENN P. RUSSELL                  President, Chief Executive                July 7, 1999
----------------------------------    Officer and Chairman
Glenn P. Russell                      (Principal Executive Officer)

                                      Chief Financial Officer                   July 7, 1999
/s/ WILLIAM E. SLINEY                 (Principal Financial and
----------------------------------    Accounting Officer)
William E. Sliney

/s/ CHAIM KALTGRAD                    Vice President                            July 7, 1999
----------------------------------
Chaim Kaltgrad

*                                     Vice President                            July 7, 1999
----------------------------------
Mark Sewell

*                                     Vice President                            July 7, 1999
----------------------------------
Sandra J. Garcia

*                                     Director                                  July 7, 1999
----------------------------------
Robert G. J. Burg II

*                                     Director                                  July 7, 1999
----------------------------------
Wayne T. Grau

*                                     Director                                  July 7, 1999
----------------------------------
Reuben Sandler, Ph.D.

/s/ JOSEPH LECHMAN                    Secretary                                 July 7, 1999
----------------------------------
Joseph Lechman


* By Power of Attorney

                                  EXHIBIT INDEX


Exhibit No.        Description and Method of Filing
-----------        --------------------------------

      1.1          Form of Underwriting Agreement
      1.3          Form of Selected Dealers Agreement
      3.1 Articles of Incorporation of the Registrant, as amended to date
      3.2          Bylaws of the Registrant
      4.2          Specimen Warrant
      4.3          Form of Warrant Agreement
      4.4          Specimen Common Stock Certificate.
      4.5          Form of Lock Up Agreement
      4.6          Form of Underwriter's Option for Purchase of Units
      5.1          Opinion of Resch Polster Alpert & Berger LLP*
     10.1          Form of Indemnification Agreements
     10.2          1998 Equity Incentive Program
     10.3 Security and Loan Agreement, dated September 15, 1998 between Bank of America National Trust and Savings Association and Pacific Softworks
     10.4          Form of Invention Assignment and Proprietary Information
                   Agreement
     10.5 Sublease, dated April 7, 1998 between SHR Perceptual Management and Pacific Softworks for the premises at 703 Rancho Conejo Blvd., Newbury Park, California
     10.6 Consulting Agreement dated March 8, 1996 between Kenneth Woodgrift and Pacific Softworks
     10.7          Letter from Golenberg & Co, merchant bankers, to
                   Glenn Russell dated June 18, 1998 and Letter from Pacific Softworks to Glenn Golenberg dated January 27, 1999
     21.1          Subsidiary of the Registrant
     23.1 Consent of Merdinger, Fruchter, Rosen & Corso, P.C., Independent Auditors*
     23.3          Consent of Counsel (contained within Exhibit 5.1)*
     24.1          Power of Attorney (see page II-5)
     27.1          Financial Data Schedule


* Filed herewith.
  All other exhibits previously filed.